                                    Filed Pursuant to Rule 424(b)(4)
                                    Registration Statement No. 333-86852-(1-19)

PROSPECTUS
                                  $200,000,000

                         (Hanger Orthopedic Group Logo)

                         Hanger Orthopedic Group, Inc.

                               Exchange Offer for
                         10 3/8% Senior Notes due 2009

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This is an offer to exchange the outstanding, unregistered Hanger Orthopedic
Group, Inc. 10 3/8% Senior Notes due 2009 you now hold for new, substantially identical 10 3/8% Senior Notes due 2009 that will be free of the transfer restrictions that apply to the outstanding notes. This offer will expire at 5:00 p.m., New York City time, on June 11, 2002, unless we extend it. You must tender your outstanding, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits they offer.

We agreed with the initial purchasers of the outstanding notes to make this offer and register the issuance of the new notes following the closing of the sale of the outstanding notes. This offer applies to any and all outstanding notes tendered by the deadline.

The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the outstanding notes, and are subject to the same business and financial risks.

                A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 18.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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May 10, 2002

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
  Special Note on Forward-Looking
    Statements.........................    3
  Prospectus Summary...................    4
  Risk Factors.........................   18
  The Exchange Offer...................   24
  Use of Proceeds......................   33
  Capitalization.......................   34
  Selected Consolidated Financial and
    Operating Data.....................   35
  Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations......................   38

                                         PAGE
                                         ----
  Description of the 10 3/8% Senior
    Notes due 2009.....................   47
  Description of Other Indebtedness and
    Preferred Stock....................   81
  Plan of Distribution.................   86
  Certain United States Federal Income
    Tax Considerations.................   87
  Legal Matters........................   91
  Experts..............................   91
  Where You Can Find More Information;
    Incorporation of Documents by
    Reference..........................   91

                             ---------------------

     You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Some of the statements contained in, or incorporated by reference in, this prospectus discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

     - our indebtedness and the impact of increases in interest rates on such indebtedness;

     - the demand for our orthotic and prosthetic services and products;

     - our ability to integrate effectively the operations of businesses that we plan to acquire in the future;

     - our ability to successfully implement our performance improvement plan and realize and maintain its benefits;

     - our ability to attract and retain qualified orthotic and prosthetic practitioners;

     - changes in federal Medicare reimbursement levels and other governmental policies affecting orthotic and prosthetic operations;

     - changes in prevailing interest rates and the availability of favorable terms of equity and debt financing to fund the anticipated growth of our business;

     - changes in, or failure to comply with, federal, state and/or local governmental regulations; and

     - liability relating to orthotic and prosthetic services and products and other claims asserted against us.

     For a discussion of important risks relating to an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." We do not have any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read this entire prospectus as well as the information incorporated by reference in this prospectus before making an investment decision. References in this prospectus to "we," "us," "our" or "our company" refer to Hanger Orthopedic Group, Inc. and its subsidiaries combined, unless the context clearly indicates otherwise.

                         HANGER ORTHOPEDIC GROUP, INC.

BUSINESS OVERVIEW

     We are the largest owner and operator of orthotic and prosthetic ("O&P") patient-care centers in the United States. In our orthotics business, we design, fabricate, fit and maintain a wide range of standard and custom-made braces and other devices (such as spinal, knee and sports-medicine braces) that provide external support to patients suffering from musculoskeletal disorders, such as ailments of the back, extremities or joints and injuries from sports or other activities. In our prosthetics business, we design, fabricate, fit and maintain custom-made artificial limbs for patients who are without limbs as a result of traumatic injuries, vascular diseases, diabetes, cancer or congenital disorders. O&P devices are increasingly technologically advanced and are custom-designed to add functionality and comfort to patients' lives, shorten the rehabilitation process and lower the cost of rehabilitation. We are also a leading distributor of branded and private label O&P devices and components in the United States, all of which are manufactured by third parties.

     At March 31, 2002, we operated 591 O&P patient-care centers in 44 states and the District of Columbia and employed 864 certified O&P practitioners. Patients are referred to our local patient-care centers directly by physicians as a result of our relationships with them or through our agreements with managed care providers. Our patient-care centers are staffed by certified O&P practitioners and technicians. Our practitioners generally design and fit patients with, and the technicians fabricate, O&P devices as prescribed by the referring physician. Following the initial design, fabrication and fitting of our O&P devices, our technicians conduct regular, periodic maintenance of O&P devices as needed. Our practitioners are also responsible for managing and operating our patient-care centers and are compensated, in part, based on their success in managing costs and collecting accounts receivable. We provide centralized administrative, marketing and materials management services to take advantage of economies of scale and to increase the time practitioners have to provide patient care. In areas where we have multiple patient-care centers, we also utilize shared fabrication facilities where technicians fabricate devices for practitioners in that area.

     We have increased our net sales through acquisitions, by opening new patient-care centers and through same-center net sales growth, the latter being achieved primarily through physician referral marketing and branding initiatives. We strive to improve our local market position to enhance operating efficiencies and generate economies of scale by implementing our disciplined growth strategy. We generally acquire small and medium-sized O&P patient-care businesses and open new patient-care centers to achieve greater density in our existing markets.

     We acquired NovaCare Orthotics and Prosthetics, Inc. ("NovaCare O&P") in July 1999, which more than doubled our number of O&P patient-care centers and certified O&P practitioners and made us the largest operator of O&P patient-care centers in the United States. Our acquisition of NovaCare O&P also significantly expanded our presence in the western United States and allowed us to achieve a greater density of operations in the eastern United States.

                                THE O&P INDUSTRY

     We estimate the O&P patient-care services market in the United States represented approximately $2.1 billion in revenues in 2001, of which we accounted for approximately 25%. The O&P patient-care services market is highly fragmented and is characterized by local, independent O&P businesses, with the majority generally having annual revenues of less than $1.0 million and a single facility. According to the most recent American Orthotic and Prosthetic Association study, which was conducted in 1999, there are an estimated 3,300 certified prosthetists and/or orthotists and approximately 2,850 O&P patient-care centers in the United States. We do not believe that any of our competitors account for a market share of more than 2% of the country's total estimated O&P patient-care services revenue.

     Care of O&P patients is part of a continuum of rehabilitation services from diagnosis to treatment and prevention of future injury. This continuum involves the integration of several medical disciplines that begins with the attending physician's diagnosis. Once a course of treatment is determined generally by an orthopedic surgeon, vascular surgeon or physiatrist, he or she writes a prescription and refers the patient to an O&P patient-care services provider for treatment. An O&P practitioner then, using the prescription, consults with both the referring physician and the patient to formulate the design of an orthotic or prosthetic device to meet the patient's needs.

     The O&P industry is characterized by stable, recurring revenues, primarily resulting from the need for periodic replacement and modification of O&P devices. Based on our experience, the average replacement time for orthotic devices is one to three years, while the average replacement time for prosthetic devices is three to five years. There is also an attendant need for continuing patient-care services. In addition to the inherent need for periodic replacement and modification of O&P devices and continuing care, we expect the demand for O&P patient-care services and O&P devices will continue to grow as a result of several key trends, including:

          Aging U.S. Population. The growth rate of the over-65 age group is nearly triple that of the under-65 age group. There is a direct correlation between age and the onset of diabetes and vascular disease, which is the leading cause of amputations. With broader medical insurance coverage, increasing disposable income, longer life expectancy, greater mobility, expectations and improved technology of O&P devices, we believe the elderly will seek orthopedic rehabilitation services and products more often.

          Growing Physical Health Consciousness. The emphasis on physical fitness, leisure sports and conditioning, such as running and aerobics is growing, which has led to increased injuries requiring orthopedic rehabilitative services and products. These trends are evidenced by the increasing demand for new devices which provide support for injuries, prevent further or new injuries or enhance physical performance.

          Increased Efforts to Reduce Healthcare Costs. O&P services and devices have enabled patients to become ambulatory more quickly after receiving medical treatment in the hospital. We believe that significant cost savings can be achieved through the early use of O&P services and products. The provision of O&P services and products in many cases reduces the need for more expensive treatments, thus representing a cost savings to third-party payors.

          Advancing Technology. The range and effectiveness of treatment options for patients requiring O&P services have increased in connection with the technological sophistication of O&P devices. Advances in design technology and lighter, stronger and more cosmetically acceptable materials have enabled patients to replace older O&P devices with new O&P products that provide greater comfort, protection and patient acceptability. As a result, treatment can be more effective and of shorter duration, giving the patient greater mobility and a more active lifestyle. Advancing technology has also increased the prevalence and visibility of O&P devices in many sports, including skiing, running and tennis.

                             COMPETITIVE STRENGTHS

     We believe that the combination of the following competitive strengths will enable us to continue to increase our net sales, EBITDA and market share:

     - Leading market position, with an approximate 25% share of total industry revenues, in a fragmented industry;

     - National scale of operations, which has better enabled us to:

      -- establish our brand name and generate economies of scale;

      -- implement best practices throughout the country;

      -- utilize shared fabrication facilities;

      -- contract with national and regional managed care entities;

      -- train O&P practitioners to utilize leading O&P technology; and

      -- increase our influence on, and input into, regulatory trends;

     - Distribution of, and purchasing power for, O&P components and finished O&P products, which enables us to:

      -- negotiate greater purchasing discounts from manufacturers and freight providers;

      -- reduce patient-care center inventory levels and improve inventory turns through centralized purchasing control;

      -- quickly access prefabricated and finished O&P products;

      -- promote the usage by our patient-care centers of clinically appropriate products that also enhance our profit margins; and

      -- engage in co-marketing and O&P product development programs with suppliers;

     - Full O&P product offering, with a balanced mix between orthotic services and products, which represented 44.5% of our patient-care net sales, and prosthetic services and products, which represented 50.0% of our patient-care net sales during the year ended December 31, 2001 (other services and products represented 5.5% of our patient-care net sales);

     - Practitioner bonus plan that financially rewards practitioners for their efficient management of accounts receivable collections, labor, materials, and other costs, and that encourages cooperation among our practitioners within the same local market area;

     - Proven ability to rapidly incorporate technological advances in O&P devices;

     - History of successful integration of small and medium-sized O&P business acquisitions, including 66 O&P businesses since 1992, excluding our acquisition of NovaCare O&P, with purchase prices ranging from less than $100,000 to $50 million and representing over 230 patient-care centers;

     - Highly trained O&P practitioners, whom we provide with the highest level of continuing education and training through programs designed to inform our O&P practitioners of the latest technological developments in the O&P industry, and our certification program located at the University of Connecticut; and

     - Experienced and committed management team.

                               BUSINESS STRATEGY

     Our goal is to continue to provide superior patient care and to be the most cost-efficient, full service, national O&P operator. The key elements of our strategy to achieve this goal are to:

     - Continue to implement initiatives under our performance improvement plan designed to:

      -- achieve cost savings through improved utilization and efficiency of administrative and corporate support services;

      -- enhance margins through consolidation of our purchasing, distribution and inventory management; and

      -- use more efficient billing and collection procedures;

     - Increase our market share and net sales by:

      -- contracting with national and regional managed care providers, who we believe select us as a preferred provider because of our reputation, national reach, density of our patient-care centers in certain markets and our ability to help reduce administrative expenses;

      -- increasing our volume of business through enhanced comprehensive marketing programs aimed at referring physicians and patients, such as our Patient Evaluation Clinics program, which reminds patients to have their O&P devices serviced or replaced and informs them of technological improvements of which they can take advantage; and

      -- improving billing for services provided by our O&P patient-care centers through the implementation of standardized billing procedures, which will improve the accuracy and timeliness of invoices for services we render to our customers;

     - Selectively acquire small and medium-sized O&P patient-care service businesses and open satellite patient-care centers primarily to expand our presence within existing markets and secondarily to enter into new markets; and

     - Provide our O&P practitioners with:

      -- training and continuing education;

      -- career development and increased compensation opportunities;

      -- a wide array of O&P products from which to choose; and

      -- administrative and corporate support services that enable them to focus their time on providing superior patient care.

                          PERFORMANCE IMPROVEMENT PLAN

     In January 2001, we developed, with the assistance of our consultant, Jay Alix & Associates, a performance improvement plan which contained many initiatives that were designed to effect further cost savings through improved utilization and efficiency of support services, enhanced purchasing and inventory management, improved collection methods and consolidation of distribution services. In addition, we are seeking to enhance net sales through improved marketing and branding initiatives and more efficient billing procedures.

     During 2001, we accomplished the following under our performance improvement plan:

     - improved our cash flow by accelerating the collection of our accounts receivable;

     - reduced our inventory carrying levels and improved the rate at which we turn our inventory levels through more centralized inventory management;

     - consolidated our distribution facilities from six to three, thereby reducing our materials handling, lease and freight expenses and staffing levels;

     - reduced our overhead expense by eliminating and consolidating corporate expenses;

     - increased the use of our shared fabrication facilities and decreased the use of more expensive third parties to fabricate products for us;

     - instituted our Best Value program, in which our practitioners are given the information to select the most appropriate and cost-effective materials, component parts and finished products, which, in conjunction with our negotiation of discounts from our preferred vendors, reduced our costs of materials, component parts and finished products;

     - developed a plan to transition to a common systems platform for billing, collections and application of cash in our patient-care centers; and

     - developed a new marketing and sales organization plan for 2002, designed to initiate programs to continue to enhance our net sales.

                              NEW CREDIT FACILITY

     In connection with, and as a condition to, the closing of our sale on February 15, 2002 of the outstanding notes, we retired all outstanding indebtedness under our previously existing credit facility and entered into a new revolving credit facility that provided senior secured financing of up to $75.0 million ("New Credit Facility"). We borrowed $36.5 million under the New Credit Facility to use in conjunction with the net proceeds of the sale of the outstanding notes to retire the outstanding indebtedness under our previously existing credit facility and to pay related fees and expenses.

                               THE EXCHANGE OFFER

BACKGROUND OF THE OUTSTANDING
  NOTES.......................   On February 15, 2002, we issued $200 million
                                 aggregate principal amount of our 10 3/8%
                                 Senior Notes due 2009 (the "outstanding notes") to Lehman Brothers Inc., J.P. Morgan Securities
                                 Inc., Solomon Smith Barney Inc. and BNP Paribas
                                 Securities Corp. (the "initial purchasers") in transactions not registered under the
                                 Securities Act of 1933 in reliance on
                                 exemptions from registration under that act.
                                 The initial purchasers then sold the
                                 outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the U.S. to persons in reliance on Regulation S under the Securities Act. Because they have been sold in reliance on exemptions from registration, the outstanding notes are subject to transfer restrictions. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to deliver to you this prospectus and to use our commercially reasonable efforts to complete the exchange offer or to file, and cause to become effective, a registration statement covering the resale of the outstanding notes.

THE EXCHANGE OFFER............   We are offering to issue up to $200 million
                                 aggregate principal amount of new 10 3/8%
                                 Senior Notes due 2009 (the "exchange notes") in exchange for an identical aggregate principal amount of outstanding notes. Outstanding notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the outstanding notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions.

RESALE OF EXCHANGE NOTES......   We will issue the exchange notes promptly after
                                 the expiration of the exchange offer. We believe you may offer, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                 - you acquire the exchange notes you receive in
                                   the exchange offer in the ordinary course of your business;

                                 - you are not engaging in and do not intend to
                                   engage in a distribution of the exchange notes;

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours, as that
                                   term is defined in Rule 405 under the
                                   Securities Act.

                                 Our belief is based upon interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter and we cannot assure you that the staff would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you may incur liability under the Securities Act if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                 Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued to it in the exchange offer. See "Plan of Distribution."

EXPIRATION DATE...............   5:00 p.m., New York City time, on June 11,
                                 2002, unless we extend the exchange offer. It is possible that we will extend the exchange offer until all outstanding notes are tendered.
                                 You may withdraw outstanding notes you tendered at any time before 5:00 p.m., New York City time, on the expiration date. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Amendments."

WITHDRAWAL RIGHTS.............   You may withdraw outstanding notes you tendered
                                 by furnishing a notice of withdrawal to the exchange agent or by complying with the applicable procedures of The Depository Trust
                                 Company's (DTC) Automated Tender Offer Program
                                 (ATOP) system at any time before 5:00 p.m., New
                                 York City time, on the expiration date. See
                                 "The Exchange Offer -- Withdrawal of Tenders."

ACCRUED INTEREST ON THE
EXCHANGE NOTES AND THE
  OUTSTANDING NOTES...........   The exchange notes will bear interest from
                                 February 15, 2002 or, if later, from the most recent date of payment of interest on the outstanding notes.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The exchange offer is subject only to the
                                 following conditions:

                                 - the compliance of the exchange offer with
                                   securities laws;

                                 - the proper tender of the outstanding notes;

                                 - the representation by the holders of the
                                   outstanding notes that they are not our
                                   affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

                                 - no judicial or administrative proceeding
                                   shall have been threatened that would limit us from proceeding with the exchange offer.

REPRESENTATIONS AND
WARRANTIES....................   By participating in the exchange offer, you
                                 represent to us that, among other things:

                                 - you will acquire the exchange notes you
                                   receive in the exchange offer in the ordinary course of your business;

                                 - you are not engaging in and do not intend to
                                   engage in a distribution of the exchange notes;

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - you are not an affiliate of ours or, if you
                                   are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

PROCEDURES FOR TENDERING
OUTSTANDING NOTES HELD IN THE
  FORM OF BOOK-ENTRY
  INTERESTS...................   The outstanding notes were issued as global
                                 securities in fully registered form without coupons. Beneficial interests in the outstanding notes that are held by direct or indirect participants in DTC are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                                 If you are a holder of an outstanding note held in the form of a book-entry interest and you wish to tender your outstanding note for exchange pursuant to the exchange offer, you must send the exchange agent either:

                                 - a properly completed and validly executed
                                   letter of transmittal; or

                                 - a computer-generated message transmitted by
                                   means of DTC's ATOP system that, when
                                   received by the exchange agent, will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                 The exchange agent must also receive prior to the expiration of the exchange offer either:

                                 - a timely confirmation of book-entry transfer
                                   of your outstanding notes into the exchange agent's account at DTC; or

                                 - the documents necessary for compliance with
                                   the guaranteed delivery procedures described below.

                                 For more information, see "The Exchange
                                 Offer -- Procedures for Tendering."

PROCEDURES FOR TENDERING
CERTIFICATED OUTSTANDING
  NOTES.......................   If you are a holder of book-entry interests in
                                 the outstanding notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes that are in equal principal amounts to your book-entry interests. See "Description of the 10 3/8% Senior Notes due
                                 2009 -- Book-Entry,

                                 Delivery and Form." No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated outstanding notes before the expiration of the exchange offer, you must tender your certificated outstanding notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering -- Outstanding Notes Held in Certificated Form."

TENDERS BY BENEFICIAL
OWNERS........................   If you are a beneficial owner whose outstanding
                                 notes are registered in the name of the broker, dealer, commercial bank, trust or other nominee and wish to tender those outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this prospectus.

GUARANTEED DELIVERY
PROCEDURES....................   If you are unable to comply with the procedures
                                 for tendering, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering -- Guaranteed Delivery
                                 Procedures."

ACCEPTANCE OF OUTSTANDING
NOTES AND DELIVERY OF EXCHANGE
  NOTES.......................   If the conditions described under "The Exchange
                                 Offer -- Conditions" are satisfied, we will accept for exchange any and all outstanding notes that are properly tendered before the expiration date. If we close the exchange offer, the exchange notes will be delivered promptly following the expiration date.
                                 Otherwise, we will promptly return any
                                 outstanding notes tendered.

FEDERAL INCOME TAX
CONSIDERATIONS................   See "Certain United States Federal Income Tax
                                 Considerations" for a discussion of U.S.
                                 federal income tax considerations you should consider before tendering outstanding notes in the exchange offer.

CONSEQUENCES OF FAILURE TO
  EXCHANGE....................   If you do not participate in the exchange
                                 offer, upon completion of the exchange offer, the liquidity of the market for your outstanding notes could be adversely affected.
                                 See "The Exchange Offer -- Participation in the
                                 Exchange Offer; Untendered Notes."

EXCHANGE AGENT................   Wilmington Trust Company is serving as exchange
                                 agent for the exchange offer. The address of the exchange agent is listed under "The
                                 Exchange Offer -- Exchange Agent."

                               THE EXCHANGE NOTES

     The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The exchange notes issued in the exchange offer will evidence the same debt as the outstanding notes, and both the outstanding notes and the exchange notes are governed by the same indenture.

ISSUER........................   Hanger Orthopedic Group, Inc.

NOTES OFFERED.................   $200,000,000 aggregate principal amount of
                                 10 3/8% Senior Notes due 2009.

GUARANTEES....................   All payments with respect to the notes,
                                 including principal and interest, will be fully and unconditionally guaranteed on an unsecured senior basis, jointly and severally, by all of our current and future domestic subsidiaries.

MATURITY DATE.................   February 15, 2009.

INTEREST PAYMENT DATES........   February 15 and August 15, commencing August
                                 15, 2002.

RANKING.......................   The notes and the guarantees will be unsecured
                                 and:

                                 - equal in right of payment to all of our and
                                   our subsidiary guarantors' existing and
                                   future unsecured senior indebtedness;

                                 - senior in right of payment to all of our and
                                   our subsidiary guarantors' existing and
                                   future subordinated indebtedness;

                                 - effectively subordinated in right of payment
                                   to all existing and future indebtedness and other liabilities of any of our existing or future non-guarantor subsidiaries; and

                                 - effectively subordinated in right of payment
                                   to all of our and our subsidiary guarantors' secured indebtedness to the extent of the value of the assets securing that indebtedness.

OPTIONAL REDEMPTION...........   On or after February 15, 2006, we may redeem
                                 all or part of the notes, at the redemption prices (expressed as percentages of principal amount) listed below, plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period commencing on February 15 of the years set forth below:

                                                                                    REDEMPTION
                                          YEAR                                        PRICE
                                          ----                                      ----------
                                          2006...................................    105.188%
                                          2007...................................    102.594%
                                          2008 and thereafter....................    100.000%

                                 Before February 15, 2005, we may redeem up to 35% of the aggregate principal amount of notes outstanding at a redemption price of 110.375% of the principal amount thereof, plus accrued interest, with the net cash proceeds of certain equity offerings; provided at least 65% of the aggregate principal amount of the notes remains outstanding after the redemption.

CHANGE OF CONTROL.............   Upon specified change of control events, unless
                                 we have exercised our option to redeem all of the notes as described above, each holder of a note will have the right to require us to repurchase all or a portion of its notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

COVENANTS.....................   The indenture governing the notes limits our
                                 ability and that of our subsidiary guarantors to, among other things:

                                 - incur additional indebtedness;

                                 - create liens;

                                 - pay dividends on or redeem capital stock;

                                 - make certain investments;

                                 - make restricted payments;

                                 - make certain dispositions of assets;

                                 - engage in transactions with affiliates;

                                 - engage in certain business activities; and

                                 - engage in mergers, consolidations and certain
                                   sales of assets.

                                 The indenture governing the notes also limits our ability to permit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions.

                                 These covenants are subject to important exceptions and qualifications, as described under "Description of the 10 3/8% Senior Notes due 2009."

EXCHANGE AND REGISTRATION
RIGHTS AGREEMENT..............   On February 15, 2002, we and our subsidiary
                                 guarantors entered into an agreement with the initial purchasers in which we agreed:

                                 - to use our commercially reasonable efforts to
                                   file a registration statement within 90 days after the issue date of the outstanding notes, enabling holders to exchange the outstanding notes for publicly registered exchange notes with substantially identical terms;

                                 - to use our commercially reasonable efforts to
                                   cause the registration statement to become effective within 150 days after the issue date of the outstanding notes; and

                                 - to file a shelf registration statement for
                                   the resale of outstanding notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

                                 If we and the subsidiary guarantors do not comply with these registration obligations, we will be required to pay liquidated damages to holders of the outstanding notes under certain circumstances.

ABSENCE OF ESTABLISHED MARKET
FOR THE NOTES.................   We do not intend to apply for the notes to be
                                 listed on any securities exchange or to arrange for any quotation system to quote them. The notes have been designated for trading on the PORTAL Market(SM). The initial purchasers have advised us that they intend to make a market for the notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the notes or any new notes issued in exchange for the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the outstanding notes or any exchange notes issued in exchange for the outstanding notes.

USE OF PROCEEDS...............   We will not receive any proceeds upon the
                                 completion of the exchange offer. See "Use of Proceeds."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                     (In thousands, except per share data)

     The following table summarizes our consolidated financial and operating data, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus and our consolidated financial statements and related notes incorporated herein by reference. The summary consolidated financial data and other financial data as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 have been derived from our audited consolidated financial statements incorporated herein by reference. The summary consolidated financial data and other financial data as of December 31, 1999 has been derived from our audited consolidated financial statements. "Operating Data" below are not directly derived from our financial statements, but have been presented to provide additional analysis.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $346,826   $486,031   $508,053
                                                              --------   --------   --------
Gross profit................................................   177,750    234,663    267,185
Selling, general and administrative.........................   113,995    177,392    182,972
Depreciation and amortization...............................     6,538     11,178     12,488
Amortization of excess cost over net assets acquired........     7,520     12,150     12,198
Unusual charges(1)..........................................     6,340      2,364     24,438
                                                              --------   --------   --------
Income from operations......................................    43,357     31,579     35,089
Interest expense, net.......................................   (22,177)   (47,072)   (43,065)
                                                              --------   --------   --------
Income (loss) before taxes..................................    21,180    (15,493)    (7,896)
Provision (benefit) for income taxes........................    10,194     (1,497)       907
                                                              --------   --------   --------
Net income (loss)...........................................  $ 10,986   $(13,996)  $ (8,883)
                                                              ========   ========   ========
Net income (loss) applicable to common stock................  $  8,831   $(18,534)  $(13,741)
                                                              ========   ========   ========

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              ---------   -------   --------
OTHER FINANCIAL DATA:
Capital expenditures........................................  $  12,598   $ 9,845   $  6,697
Gross margin................................................       51.3%     48.3%      52.6%
Net cash provided by (used in):
  Operating activities......................................  $    (224)  $ 3,607   $ 51,166
  Investing activities......................................  $(444,995)  $ 4,624   $  1,105
  Financing activities......................................  $ 441,271   $ 6,703   $(62,897)
EBITDA(2)...................................................  $  63,755   $57,271   $ 84,213
EBITDA margin(2)............................................       18.4%     11.8%      16.6%
Ratio of earnings to fixed charges(3).......................        1.8X      N/A        N/A

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  5,735   $ 20,669   $ 10,043
Working capital.............................................   118,428    133,690    109,216
Total assets................................................   750,081    761,818    699,907
Long-term debt..............................................   426,211    422,838    367,315
Redeemable convertible preferred stock......................    61,343     65,881     70,739
Shareholders' equity........................................  $172,914   $154,380   $145,674
OPERATING DATA:
Patient care centers........................................       617        620        597
Certified practitioners.....................................       962        888        867
Number of states (including D.C.)...........................        42         45         45
Same-center net sales growth(4).............................       4.1%       6.0%       6.8%

---------------

(1) The 1999 and 2000 results include integration and restructuring costs of approximately $6.3 million and approximately $2.4 million, respectively, incurred in connection with the purchase of NovaCare O&P. The 2001 results include impairment, restructuring, and improvement costs of $24.4 million, comprised of: (i) a non-cash charge of approximately $4.8 million related to stock option compensation to Jay Alix & Associates for services rendered;
    (ii) restructuring charges of approximately $3.7 million recorded in the second quarter of 2001 principally related to severance and lease termination expenses; (iii) an asset impairment loss of approximately $8.1 million incurred in connection with the October 9, 2001 sale of substantially all of the manufacturing assets of Seattle Orthopedic Group, Inc.; and (iv) approximately $7.8 million of other charges, primarily comprised of fees paid to Jay Alix & Associates in connection with development of our performance improvement plan.
(2) "EBITDA" is defined as net income (loss) before interest, taxes, depreciation and amortization, and unusual charges consisting of impairment loss on assets held for sale, and integration, impairment, restructuring and performance improvement costs. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA is customarily used by financial and credit analysts as a criteria in evaluating healthcare companies. Moreover, substantially all of our financing arrangements contain covenants in which EBITDA is used as a measure of financial performance. Our definition of EBITDA may not be comparable to the definition of EBITDA used by other companies. EBITDA margin is defined as EBITDA as a percent of net sales. See table immediately following these footnotes for a reconciliation of net income (loss) to EBITDA.

    The following table reconciles net income (loss) to EBITDA:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1999       2000      2001
                                                              -------   --------   -------
Net income (loss)...........................................  $10,986   $(13,996)  $(8,883)
Provision (benefit) for income taxes........................   10,194     (1,497)      907
Interest expense, net.......................................   22,177     47,072    43,065
Unusual charges.............................................    6,340      2,364    24,438
Depreciation and amortization...............................    6,538     11,178    12,488
Amortization of excess costs over net assets acquired.......    7,520     12,150    12,198
                                                              -------   --------   -------
EBITDA......................................................  $63,755   $ 57,271   $84,213
                                                              =======   ========   =======

(3) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings by approximately $15.5 million for the year ended December 31, 2000 and approximately $8.0 million in the year ended December 31, 2001.
(4) Net sales contributed by those patient-care centers that we owned and operated during the entire period as well as the prior year's entire period.

                                  RISK FACTORS

                     RISKS RELATING TO US AND OUR BUSINESS

     See "Risk Factors" immediately following this summary for a discussion of risks related to the exchange notes, all of which apply to the outstanding notes as well.

WE HAVE A RECENT HISTORY OF NET LOSSES AND MAY INCUR NET LOSSES IN THE FUTURE. AS A RESULT, WE MAY BE UNABLE TO PAY AMOUNTS DUE UNDER THE NOTES.

     From time to time, we have historically incurred net losses. We incurred net losses of $14.0 million for the year ended December 31, 2000 and $8.9 million for the year ended December 31, 2001. We cannot assure you that we will not incur net losses in the future. To the extent that we incur net losses in the future, we may be unable to meet our obligations to make payments under the notes. We have financed our operating cash requirements, as well as our capital needs, with the proceeds of financing activities, including the issuance of preferred stock and additional borrowings. We cannot assure you that we will generate sufficient operating cash flow in the future to pay our debt service obligations on the notes or that we will be able to obtain sufficient additional financing to meet our debt service requirements on terms acceptable to us, or at all.

CHANGES IN GOVERNMENT REIMBURSEMENT LEVELS COULD ADVERSELY AFFECT OUR NET SALES, CASH FLOWS AND PROFITABILITY.

     We estimate that we derived 41.0%, 38.4% and 40.5% of our net sales for the years ended December 31, 1999, 2000 and 2001, respectively, from reimbursements for O&P services and products from programs administered by Medicare, Medicaid and the U.S. Veterans Administration. Each of these programs sets maximum reimbursement levels for O&P services and products. If these agencies reduce reimbursement levels for O&P services and products in the future, our net sales could substantially decline. In addition, the percentage of our net sales derived from these sources may increase as the portion of the U.S. population over age 65 continues to grow, making us more vulnerable to maximum reimbursement level reductions by these organizations. Reduced government reimbursement levels could result in reduced private payor reimbursement levels because of indexing of Medicare fee schedules by certain third-party payors. Furthermore, the healthcare industry is experiencing a trend towards cost containment as government and other third-party payors seek to impose lower reimbursement rates and negotiate reduced contract rates with service providers. This trend could adversely affect our net sales. Medicare provides for reimbursement for O&P products and services based on prices set forth in fee schedules for ten regional service areas. Additionally, if the U.S. Congress were to enact into law modifications to the Medicare fee schedules to include upper limits based on national median prices, our net sales from Medicare reimbursements and other payors could be adversely affected, which could have a material adverse effect on us. We cannot predict whether any such modifications to the fee schedules will be enacted or what the final form of any modifications might be.

WE HAVE NOT YET FULLY IMPLEMENTED OUR PERFORMANCE IMPROVEMENT PLAN AND MAY BE UNABLE TO ACHIEVE THE FUTURE OPERATING EFFICIENCIES AND RESULTS THAT WE DESIRE.

     We expect by the end of 2002 to have substantially implemented the major performance improvement initiatives that we commenced last year. We initially targeted $45.0 million in cash flow improvements over two years, which included $30.0 million in annualized recurring operating and general and administrative expense improvements and $15.0 million in one-time working capital improvements over two years. While we have made substantial progress, we have not yet fully completed those performance improvement initiatives, and we are unable to represent that we will fully achieve or maintain the planned operating efficiencies and results that we desire. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IF WE CANNOT CONTINUE TO IMPROVE OUR CONTROLS AND PROCEDURES FOR MANAGING OUR ACCOUNTS RECEIVABLE AND INVENTORY, OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND ABILITY TO SATISFY OUR OBLIGATIONS UNDER OUR INDEBTEDNESS COULD BE ADVERSELY AFFECTED.

     Members of our senior management team have spent a significant amount of time improving systems and controls relating to our collection of accounts receivable. As of December 31, 2000 and 2001, our accounts receivable over 120 days represented approximately 33% and 30% of total accounts receivable outstanding in each period, respectively. In order to adequately provide for doubtful accounts, we recorded an increase in the allowance of $9.0 million in the fourth quarter of December 31, 2000. If our efforts do not improve our controls and procedures for managing accounts receivable, we may be unable to collect certain accounts receivable, which could adversely affect our business, results of operations, financial condition and ability to satisfy our obligations under our indebtedness. In addition, our principal means of control with respect to accounting for inventory and costs of goods sold is a physical inventory conducted on an annual basis. This accepted method of accounting controls and procedures may result in an understatement or overstatement, as the case may be, of inventory between our annual physical inventories. For example, in conjunction with the physical inventory performed on September 30, 2000, we recorded a $9.6 million inventory write down. Conversely, in conjunction with our physical inventory performed on December 31, 2001, we recorded a $4.2 million increase in inventory. Because our gross profit percentage is based on our inventory levels, adjustments to inventory following physical inventory could adversely affect our results of operations and financial condition.

IF WE ARE UNABLE TO MAINTAIN GOOD RELATIONS WITH OUR SUPPLIERS, OUR EXISTING PURCHASING DISCOUNTS MAY BE JEOPARDIZED, WHICH COULD ADVERSELY AFFECT OUR NET SALES.

     We currently enjoy significant purchasing discounts with most of our suppliers, and our ability to sustain our gross margins has been, and will continue to be, dependent, in part, on our ability to continue to obtain favorable discount terms from our suppliers. These terms may be subject to changes in suppliers' strategies, from time to time, which could adversely affect our gross margins over time. The profitability of our business depends, in part, upon our ability to maintain good relations with these suppliers.

WE DEPEND ON THE CONTINUED EMPLOYMENT OF OUR ORTHOTISTS AND PROSTHETISTS WHO WORK AT OUR PATIENT-CARE CENTERS AND THEIR RELATIONSHIPS WITH REFERRAL SOURCES AND PATIENTS. OUR ABILITY TO PROVIDE O&P SERVICES AT OUR PATIENT-CARE CENTERS WOULD BE IMPAIRED AND OUR NET SALES REDUCED IF WE WERE UNABLE TO MAINTAIN THESE EMPLOYMENT AND REFERRAL RELATIONSHIPS.

     Our net sales would be reduced if a significant number of our practitioners leave us. In addition, any failure of these practitioners to maintain the quality of care provided or to otherwise adhere to certain general operating procedures at our facilities or any damage to the reputation of a significant number of our practitioners could damage our reputation, subject us to liability and significantly reduce our net sales. A substantial amount of our business is derived from patient referrals by orthopedic surgeons and other healthcare providers. If the quality of our services and products declines in the opinion of these sources, the number of their patient referrals may decrease, which would adversely affect our net sales.

IF THE NON-COMPETITION AGREEMENTS WE HAVE WITH OUR KEY EXECUTIVE OFFICERS AND KEY PRACTITIONERS WERE FOUND BY A COURT TO BE UNENFORCEABLE, WE COULD EXPERIENCE INCREASED COMPETITION RESULTING IN A DECREASE IN OUR NET SALES.

     We generally enter into employment agreements with our executive officers and a significant number of our practitioners which contain non-compete and other provisions. The laws of each state differ concerning the enforceability of non-competition agreements. State courts will examine all of the facts and circumstances at the time a party seeks to enforce a non-compete covenant. We cannot predict with certainty whether or not a court will enforce a non-compete covenant in any given situation based on the facts and circumstances at that time. If one of our key executive officers and/or a significant number of our practitioners were to leave us and the courts refused to enforce the non-compete covenant, we might be subject to increased competition, which could materially and adversely affect our business, financial condition and results of operations.

WE FACE PERIODIC REVIEWS, AUDITS AND INVESTIGATIONS UNDER OUR CONTRACTS WITH FEDERAL AND STATE GOVERNMENT AGENCIES, AND THESE AUDITS COULD HAVE ADVERSE FINDINGS THAT MAY NEGATIVELY IMPACT OUR BUSINESS.

     We contract with various federal and state governmental agencies to provide O&P services. Pursuant to these contracts, we are subject to various governmental reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations. Any adverse review, audit or investigation could result in:

     - refunding of amounts we have been paid pursuant to our government contracts;

     - imposition of fines, penalties and other sanctions on us;

     - loss of our right to participate in various federal programs; or

     - damage to our reputation in various markets.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE AND OPERATE OTHER O&P BUSINESSES THAT WE ACQUIRE IN THE FUTURE.

     Part of our business strategy involves the acquisition and integration of small and medium-sized O&P businesses. We may not be able to successfully consummate and/or integrate future acquisitions. We continuously review acquisition prospects that would complement our existing operations, increase our size and expand into geographic scope of operations or otherwise offer growth opportunities. The financing for these acquisitions could significantly dilute our investors or result in an increase in our indebtedness. While we have no current agreements with respect to any such acquisitions, we may acquire or make investments in businesses or products in the future. Acquisitions may entail numerous integration risks and impose costs on us, including:

     - difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses;

     - diversion of management's attention from our core business concerns;

     - adverse effects on existing business relationships with suppliers and customers;

     - risks of entering markets in which we have no or limited experience;

     - dilutive issuances of equity securities;

     - incurrence of substantial debt;

     - assumption of contingent liabilities; and

     - incurrence of significant immediate write-offs.

     Our failure to successfully complete the integration of future acquisitions could have a material adverse effect on our results of operations, business and financial condition.

                          RISKS RELATING TO THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR INDEBTEDNESS.

     We have substantial debt. After giving pro forma effect to the issuance on February 15, 2002 of the outstanding notes and the refinancing of our previously existing credit facility, as of December 31, 2001, we would have had total indebtedness of approximately $405.9 million. Subject to the restrictions to be contained in the indenture governing the notes and in the New Credit Facility and the terms of the indenture governing our outstanding indebtedness, we may incur additional indebtedness. The level of our indebtedness could have important consequences to us and you.

     For example, our substantial indebtedness could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt;

     - make it more difficult for us to borrow money for working capital, capital expenditures, acquisitions or other purposes; and

     - expose us to the risk of increased interest rates with respect to that portion of our debt that has a variable rate of interest.

     If we are unable to meet our indebtedness obligations, we could be forced to restructure, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms or at all.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND STRUCTURALLY SUBORDINATED TO THE LIABILITIES OF OUR SUBSIDIARIES THAT DO NOT GUARANTEE THE NOTES.

     The notes are our unsecured obligations and are effectively subordinated to our secured indebtedness. The effect of this subordination is that if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding or upon a default in payment on, or the acceleration of, any indebtedness under the New Credit Facility or other secured indebtedness, our assets and those of the subsidiary guarantors that secure indebtedness will be available to pay obligations on the notes only after all indebtedness under the New Credit Facility or other secured indebtedness have been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also be structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. See "Description of the 10 3/8% Senior Notes due 2009."

THE RESTRICTIONS CONTAINED IN OUR OUTSTANDING INDEBTEDNESS AND PREFERRED STOCK MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

     The indenture governing the notes, the indenture governing our 11 1/4% Senior Subordinated Notes due 2009 (the "Senior Subordinated Notes"), the certificate of designations for our 7% Redeemable Preferred Stock (the "Redeemable Preferred Stock") and the New Credit Facility contain a number of significant restrictions and covenants that limit our and our subsidiaries' ability to:

     - borrow money;

     - use assets as security in other borrowings or transactions;

     - pay dividends on capital stock or purchase capital stock;

     - sell assets, including capital stock of subsidiaries;

     - enter into certain transactions with affiliated parties; and

     - make certain investments or acquisitions.

     In addition, the New Credit Facility further requires us to comply with specified financial ratios and tests.

     Events beyond our control, such as prevailing economic conditions and changes in healthcare regulations, could impair our operating performance, which could affect our ability to comply with the terms of our debt instruments. We cannot assure you that we will be able to comply with the provisions of our debt instruments. Breaching any of these covenants or restrictions or the failure to comply with our obligations after the lapse of any applicable grace periods could result in a default under the applicable debt instruments. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. We cannot assure you that our assets or cash flow will be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we are required to repurchase the notes or other debt securities upon a change in control, that we would be able to refinance or restructure the payments on such debt. See "Description of Other Indebtedness and Preferred Stock" and "Description of the 10 3/8% Senior Notes due 2009."

A COURT MAY VOID THE GUARANTEES OF THE NOTES OR SUBORDINATE THE GUARANTEES TO OTHER OBLIGATIONS OF THE SUBSIDIARY GUARANTORS.

     Although standards may vary depending upon the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void all or a portion of the guarantees of the notes or subordinate the guarantees to other obligations of the guarantors. If the claims of the holders of these notes against any subsidiary were held to be subordinated in favor of other creditors of that subsidiary, the other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of the holders of the notes.

WE MAY BE UNABLE TO REPURCHASE THE NOTES IF WE EXPERIENCE A CHANGE IN CONTROL.

     If we were to experience a change of control, the indenture governing the notes, the indenture governing the Senior Subordinated Notes and the certificate of designations governing the Redeemable Preferred Stock require us to offer to purchase all of the outstanding notes, Senior Subordinated Notes and Redeemable Preferred Stock. The New Credit Facility restricts our ability to repurchase notes, including the repurchase of notes under a change of control offer. Our failure to repay holders tendering notes upon a change of control will result in an event of default under the notes, the Senior Subordinated Notes and the Redeemable Preferred Stock. A change of control, or an event of default under the notes, the Senior Subordinated Notes or the Redeemable Preferred Stock, may also result in an event of default under our New Credit Facility, which may result in the acceleration of the indebtedness under that facility requiring us to repay that indebtedness immediately. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under the New Credit Facility or to purchase the notes, the Senior Subordinated Notes, the Redeemable Preferred Stock or any other securities which we would be required to offer to purchase. We expect that we would require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. See "Description of Other Indebtedness and Preferred Stock" and "Description of the 10 3/8% Senior Notes due 2009."

IF YOU FAIL TO EXCHANGE YOUR OUTSTANDING NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID.

     Outstanding notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered outstanding notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the outstanding notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus.

These procedures and conditions include timely receipt by the exchange agent of the outstanding notes and of a properly completed and validly executed letter of transmittal.

     Because we anticipate that most holders of outstanding notes will elect to exchange their notes, we expect that the liquidity of the market for any outstanding notes remaining after the completion of the exchange offer may be substantially limited. Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding notes outstanding. Following the exchange offer, if you did not tender your outstanding notes you generally will not have any further registration rights and your outstanding notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any outstanding notes could be adversely affected.

THERE MAY BE NO ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES TO BE ISSUED IN THE EXCHANGE OFFER.

     There is no existing market for the exchange notes. We cannot assure you with respect to:

     - the liquidity of any market for the exchange notes that may develop;

     - your ability to sell exchange notes; or

     - the price at which you will be able to sell the exchange notes.

     If a public market were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not intend to list the exchange notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the exchange notes is currently anticipated. The initial purchasers of the outstanding notes have advised us that they currently anticipate making a secondary market for the exchange notes, but they are not obligated to do so. We cannot assure you that an active or liquid public trading market will develop for the exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On February 15, 2002, we issued the outstanding notes to the initial purchasers in transactions not registered under the Securities Act of 1933 in reliance on exemptions from registration under that act. The initial purchasers then sold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

     In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers in which we agreed with the initial purchasers that, we would:

     - use our commercially reasonable efforts to file with the Securities and Exchange Commission a registration statement related to the exchange notes on or before 90 days following the issuance of the outstanding notes;

     - use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before 150 days following the issuance of the outstanding notes; and

     - offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

     Our failure to comply with these agreements would result in liquidated damages being due on the outstanding notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission described in several no-action letters to third parties unrelated to us, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our "affiliates," as that term is defined in Rule 405 under the Securities Act, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of outstanding notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     - will not be able to rely on the interpretations by the staff of the Securities and Exchange Commission described in the above-mentioned no-action letters;

     - will not be able to tender outstanding notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless the sale or transfer is made under an exemption from these requirements.

     We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Securities and Exchange Commission would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

     As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the outstanding notes. Following the closing of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes will be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all outstanding notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer.

     By tendering your outstanding notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

     - you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

     - you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     - you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

     Broker-dealers that are receiving exchange notes for their own account must have acquired the outstanding notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for outstanding notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes for a period of 180 days after the consummation of the exchange offer. See "Plan of Distribution."

     The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes except that:

     - the exchange notes will be issued in a transaction registered under the Securities Act; and

     - the exchange notes will not be subject to transfer restrictions.

     As of the date of this prospectus, $200,000,000 aggregate principal amount of the outstanding notes was outstanding. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

     This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the outstanding notes as of the close of business on May 10, 2002. We intend to conduct the exchange offer as required by the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission under the Exchange Act, including Rule 14e-1, to the extent applicable.

     Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

     - to hold our exchange offer open for 20 business days;

     - to give 10 days notice of any change in the terms of this exchange offer; and

     - to issue a press release in the event of an extension of the exchange offer.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered, and holders of the outstanding notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or under the indenture in connection with the exchange offer. We shall be considered to have accepted outstanding notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering them to those holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted outstanding notes will be returned, at our cost, to the tendering holder of the outstanding notes or, in the case of outstanding notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders, Fees and Expenses."

     Neither we nor our Board of Directors makes any recommendation to holders of outstanding notes as to whether or not to tender all or any portion of their outstanding notes pursuant to the exchange offer. Moreover, we have not authorized anyone to make any such recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on June 11, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     We expressly reserve the right, in our sole discretion:

     - to delay acceptance of any outstanding notes or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions described under "-- Conditions" shall have occurred and shall not have been waived by us;

     - to extend the expiration date of the exchange offer;

     - to amend the terms of the exchange offer in any manner;

     - to purchase or make offers for any outstanding notes that remain outstanding after the expiration date; and

     - to the extent permitted by applicable law, to purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

     Any delay in acceptance, termination, extension or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

     We may elect to extend the exchange offer solely because some of the holders of the outstanding notes do not tender on a timely basis, in order to give them the ability to participate and avoid the significant reduction in liquidity associated with holding an unexchanged outstanding note.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from February 15, 2002, or the most recent date on which interest was paid or provided for on the outstanding notes surrendered for the exchange notes. Accordingly, holders of outstanding notes that are accepted for exchange will not receive interest that is accrued but unpaid on the outstanding notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each February 15 and August 15, commencing on August 15, 2002.

PROCEDURES FOR TENDERING

     Only a holder may tender its outstanding notes in the exchange offer. Any beneficial owner whose outstanding notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     The tender by a holder will constitute an agreement between the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     A holder who desires to tender outstanding notes and who cannot comply with the procedures described in the prospectus for tender on a timely basis, or whose outstanding notes are not immediately available, must comply with the procedures for guaranteed delivery described below.

     The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders in each case as described in this prospectus and in the letter of transmittal.

  OUTSTANDING NOTES HELD IN CERTIFICATED FORM

     For a holder to validly tender outstanding notes held in physical form, the exchange agent must receive, before 5:00 p.m., New York city time, on the expiration date, at its address set forth in this prospectus:

     - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - certificates for tendered outstanding notes.

  OUTSTANDING NOTES HELD IN BOOK-ENTRY FORM

     We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account for the outstanding notes using DTC's procedures for transfer.

     If you desire to transfer outstanding notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address listed in this prospectus, a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

     - a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

     - an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

  TENDER OF OUTSTANDING NOTES USING DTC'S AUTOMATED TENDER OFFER PROGRAM (ATOP)

     The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender outstanding notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

  SIGNATURES

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered with the letter of transmittal are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

     - for the account of an institution eligible to guarantee signatures.

     If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the outstanding notes must be endorsed or accompanied by appropriate bond powers that authorize the person to tender the outstanding notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the outstanding notes or the DTC participant who is listed as the owner, with the signature on the outstanding notes or bond powers guaranteed by an eligible guarantor institution. If the letter of transmittal or any outstanding notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     If you tender your outstanding notes through ATOP, signatures and signature guarantees are not required.

  DETERMINATION OF VALIDITY

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of outstanding notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of outstanding notes nor shall any of them incur liability for failure to give notification. Tenders of outstanding notes will not be considered to have been made until the irregularities have been cured or waived. Any outstanding notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and:

     - whose outstanding notes are not immediately available;

     - who cannot complete the procedure for book-entry transfer on a timely basis;

     - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     - who cannot complete a tender of outstanding notes held in book-entry form using DTC's ATOP procedures on a timely basis may effect a tender if they tender through an eligible institution described under "-- Procedures for Tendering -- Signatures," or, if they tender using ATOP's guaranteed delivery procedures.

     A tender of outstanding notes made by or through an eligible institution will be accepted if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and validly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the registration or certificate number or numbers of the holder's outstanding notes and the principal amount of the outstanding notes tendered; (2) states that the tender is being made; and
       (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the outstanding notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and validly executed letter of transmittal or a manually signed facsimile thereof, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     A tender made through DTC's ATOP system will be accepted if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery; and

     - the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, either: (1) a book-entry confirmation, including an agent's message, transmitted via DTC's ATOP procedures; or
       (2) a properly completed and validly executed letter of transmittal or a manually signed facsimile thereof, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

  WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer:

     - a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

     - you must comply with the appropriate procedures of DTC's ATOP system.

     Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the registration or certificate number or numbers and principal amount of the outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry facility to be credited;

     - be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which any of these outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those outstanding notes unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes that have been tendered but are not accepted for exchange will be returned to the holder of the outstanding notes without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS

     The exchange offer is subject only to the following conditions:

     - the compliance of the exchange offer with securities laws;

     - the proper tender of the outstanding notes;

     - the representation by the holders of the outstanding notes that they are not our affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

     - no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT

     Wilmington Trust Company, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

          By Overnight Delivery or                          By Hand in New York:
        Registered or Certified Mail:
                                                          Wilmington Trust Company
          Wilmington Trust Company               c/o Computershare Trust Company of New York
             Rodney Square North                              Wall Street Plaza
          1100 North Market Street                       88 Pine Street, 19th Floor
          Wilmington, DE 19890-1615                          New York, NY 10005
            Attn: Corporate Trust                       Attn: Wilmington Trust/Hanger

                              By Hand in Delaware:

                            Wilmington Trust Company
                              301 West 11th Street
                           Wilmington, DE 19801-1615
                        Attn: Corporate Trust, 1st Floor

                         Facsimile Transmission Number
                       (for Eligible Institutions Only):
                                 (302) 636-4145

                   Confirm Receipt of Facsimile by Telephone:
                                 (302) 636-6472

     Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

SOLICITATION OF TENDERS, FEES AND EXPENSES

     We will bear the expenses of requesting that holders of outstanding notes tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

     We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all outstanding notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement with the Initial Purchasers. Holders of the outstanding notes who do not tender in the exchange offer will continue to hold their outstanding notes and will be entitled to all the rights, and subject to the limitations, applicable to the outstanding notes under the indenture. Holders of outstanding notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered outstanding notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected. This is because there will probably be many fewer outstanding notes that remain outstanding following the exchange offer, significantly reducing the liquidity of any untendered notes.

     We may in the future seek to acquire any untendered outstanding notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of outstanding notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered in the exchange offer.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes as described in this prospectus. We will receive in exchange outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and our consolidated capitalization as of December 31, 2001 on an actual basis and as adjusted to give effect to the:

     - Sale on February 15, 2002 of $200.0 million principal amount of 10 3/8% Senior Notes due 2009 and receipt of approximately $194.0 million of net proceeds therefrom;

     - Establishment on February 15, 2002 of a new $75.0 million senior secured revolving line of credit (the "New Credit Facility"); and

     - Use of such net proceeds, along with approximately $36.5 million borrowed under the New Credit Facility to retire the approximately $228.4 million outstanding indebtedness under our previously existing credit facility and to pay related fees and expenses.

     You should read this table in conjunction with our consolidated financial statements and the related notes to the consolidated financial statements incorporated by reference in this prospectus. See "Use of Proceeds," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness and Preferred Stock."

                                                                  DECEMBER 31, 2001
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
                                                               (dollars in thousands)
Cash and cash equivalents...................................  $ 20,669      $ 20,669
                                                              ========      ========
Total debt:
  Existing Credit Facility..................................   228,387            --
  New Credit Facility(1)....................................        --        36,475
  10 3/8% Senior Notes due 2009.............................        --       200,000
  11 1/4% Senior Subordinated Notes due 2009................   150,000       150,000
  Seller notes and other debt...............................    19,440        19,440
                                                              --------      --------
          Total debt........................................   397,827       405,915
                                                              --------      --------
7% Redeemable Preferred Stock...............................    70,739        70,739
                                                              --------      --------
Shareholders' equity:
  Common stock..............................................       191           191
  Additional paid-in capital................................   146,674       146,674
  Accumulated deficit(3)....................................      (535)       (3,347)
  Treasury stock, cost......................................      (656)         (656)
                                                              --------      --------
          Total shareholders' equity........................   145,674       142,862
                                                              --------      --------
          Total capitalization..............................  $614,240      $619,516
                                                              ========      ========

---------------

(1) Subject to certain conditions, we expect to be able to borrow up to $75.0 million under the New Credit Facility.
(2) The table above shows our capitalization as of December 31, 2001 adjusted solely to give effect to the sale of outstanding notes and the New Credit Facility and the application of the net proceeds therefrom to repay the $228.4 million outstanding indebtedness under the Existing Credit Facility.
(3) Adjusted for a $2.8 million charge, net of a tax benefit of $1.9 million calculated at an assumed 40% tax rate, for the extinguishment of debt related to prepayment of the Existing Credit Facility.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes our selected consolidated financial and operating data, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Form S-4 and our consolidated financial statements and related notes incorporated herein by reference. The summary selected consolidated financial data and other financial data as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 have been derived from our consolidated financial statements incorporated herein by reference, which were audited by PricewaterhouseCoopers LLP. The summary selected consolidated financial data and other financial data as of December 31, 1997, 1998 and 1999, and for each of the years in the two-year period ended December 31, 1998 have been derived from our consolidated financial statements, which were audited by PricewaterhouseCoopers LLP. "Operating Data" below are not directly derived from our financial statements, but have been presented to provide additional analysis.

                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                           1997       1998       1999        2000       2001
                                         --------   --------   ---------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales..............................  $145,598   $187,870   $ 346,826   $486,031   $508,053
                                         --------   --------   ---------   --------   --------
Gross profit...........................    72,065     94,967     177,750    234,663    267,185
Selling, general and administrative....    49,285     63,827     113,995    177,392    182,972
Depreciation and amortization..........     2,871      3,294       6,538     11,178     12,488
Amortization of excess cost over net
  assets acquired......................     1,810      2,488       7,520     12,150     12,198
Unusual charges(1).....................        --         --       6,340      2,364     24,438
                                         --------   --------   ---------   --------   --------
Income from operations.................    18,099     25,358      43,357     31,579     35,089
Interest expense, net..................    (4,933)    (1,902)    (22,177)   (47,072)   (43,065)
                                         --------   --------   ---------   --------   --------
Income (loss) before taxes,
  extraordinary item...................    13,166     23,456      21,180    (15,493)    (7,976)
Provision (benefit) for income taxes...     5,526      9,616      10,194     (1,497)       907
                                         --------   --------   ---------   --------   --------
Income (loss) before extraordinary
  item.................................     7,640     13,840      10,986    (13,996)    (8,883)
Extraordinary loss on early
  extinguishment of debt...............    (2,694)        --          --         --         --
                                         --------   --------   ---------   --------   --------
Net income (loss)......................  $  4,946   $ 13,840   $  10,986   $(13,996)  $ (8,883)
                                         ========   ========   =========   ========   ========
Net income (loss) applicable to common
  stock................................  $  7,614   $ 13,818   $   8,831   $(18,534)  $(13,741)
                                         ========   ========   =========   ========   ========
Basic Per Common Share Data
Income (loss) before extraordinary
  item.................................  $   0.65   $   0.82   $    0.47   $  (0.98)  $  (0.73)
Extraordinary loss on early
  extinguishment of debt...............     (0.23)        --          --         --         --
                                         --------   --------   ---------   --------   --------
Net income (loss)......................  $   0.42   $   0.82   $    0.47   $  (0.98)  $  (0.73)
                                         ========   ========   =========   ========   ========
Shares used to compute basic per common
  share amounts........................    11,793     16,813      18,855     18,910     18,920
                                         ========   ========   =========   ========   ========

                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                           1997       1998       1999        2000       2001
                                         --------   --------   ---------   --------   --------
Diluted Per Common Share Data(2)
Income (loss) before extraordinary
  item.................................  $   0.58   $   0.75   $    0.44   $  (0.98)  $  (0.73)
Extraordinary loss on early
  extinguishment of debt...............     (0.21)        --          --         --         --
                                         --------   --------   ---------   --------   --------
Net income (loss)......................  $   0.37   $   0.75   $    0.44   $  (0.98)  $  (0.73)
                                         ========   ========   =========   ========   ========
Shares used to compute diluted per
  common share amounts.................    13,138     18,516      20,005     18,910     18,920
                                         ========   ========   =========   ========   ========
OTHER FINANCIAL DATA:
Capital expenditures...................  $  2,581   $  2,859   $  12,598   $  9,845   $  6,697
Gross margin...........................     49.5%      50.5%       51.3%      48.3%      52.6%
Net cash provided by (used in):
  Operating activities.................  $  8,112   $ 18,531   $    (224)  $  3,607   $ 51,166
  Investing activities.................  $(18,726)  $(33,650)  $(444,995)  $  4,624   $  1,105
  Financing activities.................  $ 10,599   $ 18,245   $ 441,271   $  6,703   $(62,897)
EBITDA(3)..............................  $ 22,780   $ 31,140   $  63,755   $ 57,271   $ 84,213
EBITDA margin(3).......................     15.6%      16.6%       18.4%      11.8%      16.6%
Ratio of earnings to fixed
  charges(4)...........................      3.1x       6.9x        1.8x        N/A        N/A

BALANCE SHEET DATA:
Cash and cash equivalents..............  $  6,557   $  9,683   $   5,735   $ 20,669   $ 10,043
Working capital........................    39,031     49,678     118,428    133,690    109,216
Total assets...........................   157,983    205,948     750,081    761,818    699,907
Long-term debt.........................    23,237     11,154     426,211    422,838    367,315
Redeemable convertible preferred
  stock................................        --         --      61,343     65,881     70,739
Shareholders' equity...................  $106,320   $162,553   $ 172,914   $154,380   $145,674

OPERATING DATA:
Patient care centers...................       213        256         617        620        597
Certified practitioners................       249        321         962        888        867
Number of states (including D.C.)......        30         31          42         45         45
Same-center net sales growth(5)........     11.7%      11.1%        4.1%       6.0%       6.8%

---------------

(1) The 1999 and 2000 results include integration and restructuring costs of approximately $6.3 million and approximately $2.4 million, respectively, incurred in connection with the purchase of NovaCare O&P. The 2001 results include impairment, restructuring, and improvement costs of approximately $24.4 million, comprised of: (i) a non-cash charge of approximately $4.8 million related to stock option compensation to Jay Alix & Associates for services rendered; (ii) restructuring charges of approximately $3.7 million recorded in the second quarter of 2001 principally related to severance and lease termination expenses; (iii) an asset impairment loss of approximately $8.1 million incurred in connection with the October 9, 2001 sale of substantially all of the manufacturing assets of Seattle Orthopedic Group, Inc.; and (iv) approximately $7.8 million of other charges primarily comprised of fees paid to Jay Alix & Associates in connection with development of the Company's performance improvement plan.
(2) Excludes the effect of the conversion of the 7% Redeemable Convertible Preferred Stock into Common Stock as it is considered anti-dilutive. For 2000 and 2001, excludes the effect of all dilutive options and warrants as a result of the Company's net loss for the years ended December 31, 2000 and 2001.
(3) "EBITDA" is defined as net income (loss) before interest, taxes, depreciation and amortization, and unusual charges consisting of impairment loss on assets held for sale, and integration, impairment, restructuring and performance improvement costs. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA is customarily used by financial and credit analysts as a criteria in evaluating healthcare companies. Moreover, substantially all of our financing arrangements contain covenants in which EBITDA is used as a measure of financial performance. Our definition of EBITDA may not be comparable to the definition of EBITDA used by other companies. EBITDA margin is defined as EBITDA as a percent of net sales. See table immediately following these footnotes for a reconciliation of net income (loss) to EBITDA.

    The following table reconciles net income (loss) to EBITDA:

                                                                              YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------------
                                                                   1997      1998      1999       2000      2001
                                                                  -------   -------   -------   --------   -------
    Net income (loss)...........................................  $ 4,946   $13,840   $10,986   $(13,996)  $(8,883)
    Extraordinary loss on early extinguishment of debt..........    2,694        --        --         --        --
    Provision (benefit) for income taxes........................    5,526     9,616    10,194     (1,497)      907
    Interest expense, net.......................................    4,933     1,902    22,177     47,072    43,065
    Unusual charges.............................................       --        --     6,340      2,364    24,438
    Depreciation and amortization...............................    2,871     3,294     6,538     11,178    12,488
    Amortization of excess costs over net assets acquired.......    1,810     2,488     7,520     12,150    12,198
                                                                  -------   -------   -------   --------   -------
    EBITDA......................................................  $22,780   $31,140   $63,755   $ 57,271   $84,213
                                                                  =======   =======   =======   ========   =======

(4) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings by approximately $15.5 million for the year ended December 31, 2000 and approximately $8.0 million in the year ended December 31, 2001.
(5) Net sales contributed by those patient-care centers that we owned and operated during the entire year as well as the entire prior year.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     The following is a discussion of our results of operations and financial position for the periods described below. This discussion should be read in conjunction with the consolidated financial statements incorporated herein by reference. Our discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. Our actual results may differ materially from those indicated forward looking statements. See "Special Notes on Forward-Looking Statements" and "Risk Factors."

     We are the largest operator and developer of orthotic and prosthetic ("O&P") patient-care centers in the United States. Orthotics is the design, fabrication, fitting and device maintenance of custom-made braces and other devices (such as spinal, knee and sports-medicine braces) that provide external support to treat musculoskeletal disorders. Musculoskeletal disorders are ailments of the back, extremities or joints caused by traumatic injuries, chronic conditions, diseases, congenital disorders or injuries resulting from sports or other activities. Prosthetics is the design, fabrication and fitting of custom-made artificial limbs for patients who have lost limbs as a result of traumatic injuries, vascular diseases, diabetes, cancer or congenital disorders. We have two segments, the O&P patient-care services segment, which generated approximately 93.3% of our net sales in 2001, and the distribution of O&P components segment, which accounted for 5.8% of our net sales in 2001. The manufacture of finished O&P products segment, which was sold on October 9, 2001, accounted for the remaining 0.9% of our net sales. Our operations are located in 44 states and the District of Columbia, with a substantial presence in California, Florida, Georgia, Illinois, New York, Ohio, Pennsylvania and Texas.

     We generate net sales primarily from patient-care services related to the fabrication, fitting and maintenance of O&P devices. During 2001, we increased same-center sales by 6.8% over 2000. Our sales growth in 2000 was also principally driven by 6.0% same-center sales growth in our existing practices. Prior to calendar 2000, our growth in net sales resulted primarily from an aggressive program of acquiring and developing O&P patient-care centers and secondarily from same-center sales. Similarly, growth in our O&P distribution business was attributable primarily to acquisitions. At December 31, 2001, we operated 597 patient-care centers and three distribution facilities, down from 620 and six, respectively, as of December 31, 2000, due to reductions relating to our performance improvement initiatives in 2001.

     We calculate cost of goods sold in accordance with the gross profit method. We base the estimates used in applying the gross profit method on the actual results of the most recently completed fiscal year and other factors affecting cost of goods sold. Estimated cost of goods sold is adjusted when the annual physical inventory is taken and compiled, generally in the fourth quarter, and a new accrual rate is established.

     Our revenues and results of operations are affected by seasonal considerations. The adverse weather conditions often experienced in certain geographical areas of the United States during the first quarter of each year, together with a greater degree of patients' sole responsibility for their insurance deductible payment obligations during the beginning of each calendar year, have contributed to lower net sales during that quarter. Our fourth quarter is also adversely affected by weather and a significant number of holidays, the impact of which is somewhat offset by patients' desire to use up insurance.

     We believe that the expansion of our business through a combination of continued same-center sales growth, which has averaged 7.9% over the last five years, the addition of new facilities and a program of selective acquisitions is critical to the continued improvement in our profitability.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain items of our statements of operations as a percentage of our net sales:

                                                              1999    2000    2001
                                                              -----   -----   -----
Net sales...................................................  100.0%  100.0%  100.0%
Cost of goods sold..........................................   48.7    51.7    47.4
Gross profit................................................   51.3    48.3    52.6
Selling, general and administrative.........................   32.9    36.5    36.0
Depreciation and amortization...............................    1.9     2.3     2.5
Amortization of excess cost over net assets acquired........    2.2     2.5     2.4
Unusual charges.............................................    1.8     0.5     4.8
Income from operations......................................   12.5     6.5     6.9
Interest expense, net.......................................   (6.4)   (9.7)   (8.5)
Income (loss) before taxes..................................    6.1    (3.2)   (1.6)
Provision (benefit) for income taxes........................    2.9    (0.3)    0.1
Net income (loss)...........................................    3.2    (2.9)   (1.7)
Net income (loss) applicable to common stock................    2.5    (3.8)   (2.7)

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

     Net Sales. Net sales for the year ended December 31, 2001 reached $508.1 million, an increase of $22.1 million or 4.5%, over the prior year's net sales of $486.0 million. The increase in net sales was primarily due to a 6.8% increase in same center sales in our O&P practices offset by a reduction in net sales due to the sale of Seattle Orthopedic Group, Inc.

     Gross Profit. Gross profit for the year ended December 31, 2001 improved by $32.5 million, or 4.3 percentage points as a percentage of net sales, to $267.2 million, or 52.6% of net sales, compared to $234.7 million, or 48.3% of net sales, in the prior year. The gross margin was favorably impacted by the increase in net sales along with a reduction in the costs of materials and labor resulting from the impact of various performance improvement initiatives implemented during 2001.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2001 were $183.0 million, an increase of $5.6 million, or 3.2%, compared to $177.4 million for the year ended December 31, 2000. The increase in selling, general and administrative expenses in dollars was primarily the result of an increase of $14.0 million in performance based bonus program costs and an increase in legal fees of $1.2 million offset by (i) a decrease of $6.8 million in labor expense, (ii) a decrease of $1.7 million in bad debt expense, and (iii) a reduction in travel expenses of $1.1 million. Selling, general and administrative expenses as a percentage of net sales decreased to 36.0% for the year ended December 31, 2001, as compared to 36.5% for the year ended December 31, 2000. The decrease in selling, general and administrative expenses as a percentage of sales was primarily the result of the aforementioned increase in net sales.

     Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 2001 amounted to $12.5 million, a 11.6% increase in such costs over the prior year ended December 31, 2000. The increase is attributable to our purchases of fixed assets. Amortization of goodwill for the year ended December 31, 2001 increased by 0.4% to $12.2 million, compared to the year ended December 31, 2000. As discussed below under "New Accounting Standards", we will discontinue amortization related to goodwill and other indefinite lived intangible assets commencing January 1, 2002 pursuant to recently issued Statement of Financial Accounting Standards No. 142.

     Unusual Charges. Unusual charges for the year ended December 31, 2001 amounted to $24.4 million, which consisted of the following one-time costs: (i) a non-cash charge of $4.8 million related to stock compensation to Jay Alix & Associates for services rendered;
(ii) restructuring charges of $3.7 million recorded in the second quarter of 2001 principally related to severance and lease termination expenses; (iii) an $8.1 million loss on the disposal of substantially all the manufacturing assets of SOGI; and (iv) $7.8 million in other charges primarily related to fees paid to Jay Alix & Associates in connection with development of our performance improvement plan. During the year ended December 31, 2000, we recognized $1.7 million of integration costs in connection with the acquisition of NovaCare O&P and $0.7 million of restructuring costs. Additional information relating to these costs is set forth below under "-- Unusual Charges."

     Income from Operations. Principally as a result of the above, income from operations for the year ended December 31, 2001 was $35.1 million, an increase of $3.5 million, or 11.1%, from the year ended December 31, 2000. Income from operations as a percentage of net sales increased to 6.9% in the year ended December 31, 2001 from 6.5% in the year ended December 31, 2000.

     Interest Expense, Net. Net interest expense for the year ended December 31, 2001 was $43.1 million, a decrease of $4.0 million from $47.1 million incurred in the year ended December 31, 2000. Interest expense as a percentage of net sales decreased to 8.5% for the year ended December 31, 2001 from 9.7% for the year ended December 31, 2000. The decrease in interest expense as a percentage of net sales was primarily attributable to the net sales increase, a decrease of $26.9 million in average borrowings and a reduction in LIBOR.

     Income Taxes. The provision for income taxes for the year ended December 31, 2001 was $0.9 million compared to a benefit from income taxes of $1.5 million for the year ended December 31, 2000. We recorded a provision for income taxes in 2001 due to the impact of nondeductible amortization on low levels of pre-tax loss.

     Net Loss. As a result of the above, we recorded a net loss of $8.9 million for the year ended December 31, 2001, compared to a net loss of $14.0 million in the prior year, an improvement of $5.1 million. We recorded a net loss applicable to common stock of $13.7 million, or $0.73 per dilutive common share, for the year ended December 31, 2001, compared to net loss applicable to common stock of $18.5 million, or $0.98 per dilutive common share, for the year ended December 31, 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

     Net Sales. Net sales for the year ended December 31, 2000, were $486.0 million, an increase of $139.2 million, or 40.1%, over net sales of $346.8 million for the year ended December 31, 1999. The increase was principally attributable to the acquisition of NovaCare O&P on July 1, 1999.

     Gross Profit. Gross profit in the year ended December 31, 2000 was $234.7 million, an increase of $56.9 million, or 32.0%, from gross profit of $177.8 million for the year ended December 31, 1999. Gross profit as a percentage of net sales decreased to 48.3% in 2000 from 51.3% in 1999. This decrease in the gross profit margin was primarily attributable to higher materials costs and changes in product mix.

     Selling, General and Administrative. Selling, general and administrative expenses in the year ended December 31, 2000 increased by $63.4 million, or 55.6%, compared to the year ended December 31, 1999. Selling, general and administrative expenses as a percentage of net sales increased to 36.5% in 2000 as compared to 32.9% in 1999. The increase in selling, general and administrative expenses was primarily due to the NovaCare O&P acquisition on July 1, 1999 and primarily occurred in payroll, rent and bad debt expenses.

     Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 2000 amounted to $11.2 million, a 72.3% increase over the prior year. Amortization of excess cost over net assets acquired amounted to $12.2 million in 2000, a 62.7% increase over 1999. Both increases were primarily attributable to our acquisition of NovaCare O&P on July 1, 1999, which impacted the full year 2000 and only the latter half of 1999.

     Unusual Charges. During the year ended December 31, 2000, we recognized $2.4 million of integration and restructuring costs in connection with our acquisition on July 1, 1999 of NovaCare O&P, a substantial decrease from $6.3 million of integration and restructuring costs recognized in the prior year. Additional information relating to these costs is set forth below under "-- Unusual Charges."

     Income from Operations. Principally as a result of the above, income from operations in 2000 was $31.6 million, a decrease of $11.8 million, or 27.2%, from the prior year. Income from operations as a percentage of net sales decreased to 6.5% in 2000 from 12.5% for the prior year.

     Interest Expense, Net. Net interest expense for the year ended December 31, 2000 was $47.1 million, an increase of $24.9 million over $22.2 million incurred in 1999. Interest expense as a percentage of net sales in 2000 increased to 9.7% from 6.4% for 1999. The increase in interest expense was primarily attributable to $255.0 million borrowed under our existing credit facility and $150.0 million in senior subordinated notes issued to acquire NovaCare O&P, as well as an increase in variable borrowing rates.

     Income Taxes. As a result of the loss, we recorded a benefit from income taxes for the year ended December 31, 2000 of $1.5 million compared to a provision for income taxes of $10.2 million for the year ended December 31, 1999.

     Net Loss. As a result of the above, we recorded a net loss of $14.0 million for the year ended December 31, 2000, compared to net income of $11.0 million in the prior year. We recorded a net loss applicable to common stock of $18.5 million, or $0.98 per dilutive common share, for the year ended December 31, 2000, compared to net income applicable to common stock of $8.8 million, or $0.44 per dilutive common share, for the year ended December 31, 1999.

UNUSUAL CHARGES

  RESTRUCTURING AND INTEGRATION COSTS

     In connection with the acquisition of NovaCare O&P on July 1, 1999, we implemented a restructuring plan. The 1999 plan contemplated lease termination and severance costs associated with the closure of certain patient-care centers and corporate functions made redundant after the NovaCare O&P acquisition. The costs associated with the former NovaCare O&P centers were recorded in connection with the purchase price allocation of that acquisition on July 1, 1999. The costs associated with our existing patient-care centers were charged to operations during the third quarter of 1999. As of December 31, 2000, the planned reduction in work force had been completed and we closed all patient-care centers that were identified for closure in 1999. Lease payments on these closed patient-care centers are expected to be paid through 2003. During the year ended December 31, 2001, management reversed $0.8 million of the lease termination restructuring reserve as a result of favorable lease buyouts and subleasing activity.

     In December 2000, our management and the Board of Directors determined that additional performance improvement initiatives needed to be adopted. In December 2000, we retained Jay Alix & Associates to do an assessment of the opportunities available for improved financial and operating performance. The first phase of their plan called for the termination of 234 employees, for which we recorded $0.7 million in severance costs during 2000.

     We then began, in January 2001, to develop, with the assistance of Jay Alix & Associates, a comprehensive performance improvement program consisting of 14 performance improvement initiatives aimed at improving cash collections, reducing working capital requirements and improving operating performance. In connection with the implementation of these initiatives, we recorded in the second quarter of 2001 $3.7 million in restructuring and asset impairment costs ($4.5 million expense offset by the above-mentioned approximate $0.8 million benefit). These initiatives called for the closure of 37 additional patient-care centers and the termination of 135 additional employees. In the fourth quarter of 2001, the lease restructuring component of the plan was amended as seven additional properties, the closure of which was originally contemplated but not finalized, were added to the list of restructured facilities. As of December 31, 2001, all properties, except the seven in the amendment, had been vacated and substantially all of the employees had been terminated. All payments under the severance initiative are expected to be made during the first quarter of 2002. The remaining seven properties in the lease initiative are expected to be vacated by the end of the second quarter of 2002. All payments under these initiatives for lease and severance costs are expected to be paid by December 31, 2004.

  PERFORMANCE IMPROVEMENT COSTS

     In 2001, the Company paid or accrued $7.8 million in fees and costs associated with the various performance improvement initiatives. Included in that total, in connection with its contract, Jay Alix & Associates was paid $6.3 million, comprised of $5.2 million based on that firm's hourly rates and $1.1 million in success fees. We also recorded a $4.8 million non-cash charge related to stock option compensation paid for that firm's services.

  IMPAIRMENT LOSS ON ASSETS HELD FOR SALE

     In connection with the analysis of our continuing business, we determined that the manufacture of orthotic and prosthetic components and devices was not one of our core businesses as it represented only 0.9% of our net sales for the year ended December 31, 2001 and 1.7% for the year ended December 31, 2000. In July 2001, we agreed to the general terms of a sale of substantially all of the manufacturing assets of Seattle Orthopedic Group, Inc. to United States Manufacturing Company for $20.0 million. The sale resulted in our recording, in the second quarter of 2001, an asset impairment loss of $8.1 million, as the net book value of the assets was $26.2 million, while net proceeds from the sale of the assets were $18.1 million.

PERFORMANCE IMPROVEMENT PLAN

     In January 2001, we developed, with the assistance of our consultant, Jay Alix & Associates, a performance improvement plan which contained many initiatives that were designed to effect further cost savings through improved utilization and efficiency of support services, enhanced purchasing and inventory management, improved collection methods and consolidation of distribution services. In addition, we are seeking to enhance net sales through improved marketing and branding initiatives and more efficient billing procedures.

     During 2001, we accomplished the following under our performance improvement plan:

     - improved our cash flow by accelerating the collection of our accounts receivable;

     - reduced our inventory carrying levels and improved the rate at which we turn our inventory levels through more centralized inventory management;

     - consolidated our distribution facilities from six to three, thereby reducing our materials handling, lease and freight expenses and staffing levels;

     - reduced our overhead expense by eliminating and consolidating corporate expenses;

     - increased the use of our shared fabrication facilities and decreased the use of more expensive third parties to fabricate products for us;

     - instituted our Best Value program, in which our practitioners are given the information to select the most appropriate and cost-effective materials, component parts and finished products, which, in conjunction with our negotiation of discounts from our preferred vendors, reduced our costs of materials, component parts and finished products;

     - developed a plan to transition to a common systems platform for billing, collections and application of cash in our patient-care centers; and

     - developed a new marketing and sales organization plan for 2002, designed to initiate programs to continue to enhance our net sales.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Our working capital at December 31, 2001 was approximately $109.2 million compared to $133.7 million at December 31, 2000. Our cash and cash equivalents amounted to $10.0 million at December 31, 2001 and $20.7 million at December 31, 2000. The ratio of current assets to current liabilities was 2.3 to 1 at December 31, 2001, compared to 2.5 to 1 at December 31, 2000.

     Net cash provided by operating activities in the year ended December 31, 2001 increased to $51.2 million, from $3.6 million in the year ended December 31, 2000. The $47.6 million improvement resulted from improvements in operations and working capital management resulting from our performance improvement initiatives.

     Net cash provided by investing activities was $1.1 million for the year ended December 31, 2001. The funds were generated primarily from the $15.1 million from the sale of substantially all of the manufacturing related assets of Seattle Orthopedic Group, Inc. Of these funds, the company used $6.7 million to purchase fixed assets and $8.3 million for the payment of contingent purchase price called for by earnout agreements from prior acquisitions of patient-care practices.

     Net cash used in financing activities was $62.9 million for the year ended December 31, 2001, resulting from: (i) scheduled principal payments of our existing long-term debt of $38.2 million, (ii) a paydown of $9.9 million of our revolving line of credit, and (iii) repayment of existing long-term debt of $13.9 million from the proceeds of the sale of the manufacturing assets.

     On February 15, 2002, we issued $200.0 million aggregate principal amount of 10 3/8% Senior Notes due 2009 ("Senior Notes") in a private placement exempt from registration under the Securities Act of 1933. We also closed, concurrent with the Senior Notes, a new $75.0 million senior secured revolving line of credit ("New Revolving Credit Facility"). The proceeds from these transactions were used to retire the existing revolving line of credit, Tranche A & B term loans, and for fees related to the transaction.

     The Senior Notes mature on February 15, 2009 and do not require any prepayments of principal prior to maturity. Interest on the Senior Notes accrued from February 15, 2002, and is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2002. Payment of principal and interest on the Senior Notes is guaranteed on a senior unsecured basis by all of our current and future domestic subsidiaries. On and after February 15, 2006, we may redeem all or part of the Senior Notes at 105.188% of principal amount during the 12 month period commencing on February 15, 2006, at 102.594% of principal amount if redeemed during the 12-month period commencing on February 15, 2007, and at 100% of principal amount if redeemed on or after February 15, 2008. Before February 15, 2005, we may redeem up to 35% of the aggregate principal amount of the Senior Notes with the cash proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of Senior Notes remains outstanding after the redemption. Upon the occurrence of certain specified change of control events, unless we have exercised our option to redeem all the Senior Notes as described above, each holder of a Senior Note will have the right to require us to repurchase all or a portion of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The Senior Notes were issued under an indenture, dated as of February 15, 2002, with Wilmington Trust Company, as trustee. The indenture limits our ability to, among other things, incur additional indebtedness, create liens, pay dividends on or redeem capital stock, make certain investments, make restricted payments, make certain dispositions of assets, engage in transactions with affiliates, engage in certain business activities and engage in mergers, consolidations and certain sales of assets.

     The New Revolving Credit Facility, which was provided by a syndicate of banks and other financial institutions led by BNP Paribas, is a senior secured revolving credit facility providing for loans of up to $75.0 million and will terminate on February 15, 2007. Borrowings under the New Revolving Credit Facility will bear interest, at our option, at an annual rate equal to LIBOR plus 3.50% or the Base Rate (as defined in the New Revolving Credit Facility), plus 2.50% in each case, subject to adjustments based on financial performance. Our obligations under the New Revolving Credit Facility are guaranteed by our subsidiaries and are secured by a first priority perfected security interest in our subsidiaries' shares, all of our assets and all of the assets of our subsidiaries. Borrowings under the New Revolving Credit Facility are prepayable at any time without premium or penalty. The New Revolving Credit Facility requires compliance with various financial covenants, including a minimum consolidated interest coverage ratio, minimum consolidated EBITDA, a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio, as well as other covenants.

     The New Revolving Credit Facility contains customary events of default and is subject to various mandatory prepayments and commitment reductions.

     We believe that, based on current levels of operations and anticipated growth, cash generated from operations, together with other available sources of liquidity, including borrowings available under the New Revolving Credit Facility, will be sufficient for the foreseeable future to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including payments due on the Senior Notes and obligations under the New Revolving Credit Facility. In addition, we continually evaluate potential acquisitions and expect to fund such acquisitions from our available sources of liquidity, as discussed above.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following table sets forth the unaudited contractual obligations and commercial commitments of the Company as of December 31, 2001:

                                              PAYMENTS DUE BY PERIOD (000S)
                         ------------------------------------------------------------------------
                          TOTAL      2002      2003       2004      2005      2006     THEREAFTER
                         --------   -------   -------   --------   -------   -------   ----------
Long-term debt.........  $397,827   $30,512   $24,066   $ 95,494   $38,968   $57,825    $150,962
Redeemable preferred
  stock................   128,726        --        --         --        --        --     128,726
Operating leases.......    72,546    20,176    16,826     12,928     9,160     5,628       7,828
Unconditional purchase
  commitments..........    42,900     7,500     8,500      9,500     8,700     8,700          --
Other long-term
  obligations..........     8,893     5,487     2,160        534       186       154         372
                         --------   -------   -------   --------   -------   -------    --------
Total contractual cash
  obligations..........  $650,892   $63,675   $51,552   $118,456   $57,014   $72,307    $287,888
                         ========   =======   =======   ========   =======   =======    ========

     The following table sets forth the pro forma, unaudited contractual obligations and commercial commitments of the Company as of December 31, 2001 to reflect the effect of the issuance of new Senior Notes and the new Revolving Credit Facility that closed on February 15, 2002:

                                               PAYMENTS DUE BY PERIOD (000S)
                          -----------------------------------------------------------------------
                           TOTAL      2002      2003      2004      2005      2006     THEREAFTER
                          --------   -------   -------   -------   -------   -------   ----------
Long-term debt..........  $397,827   $11,313   $ 4,867   $ 1,496   $   571   $   230    $379,350
Redeemable preferred
  stock.................   128,726        --        --        --        --        --     128,726
Operating leases........    72,546    20,176    16,826    12,928     9,160     5,628       7,828
Unconditional purchase
  commitments...........    42,900     7,500     8,500     9,500     8,700     8,700          --
Other long-term
  obligations...........     8,893     5,487     2,160       534       186       154         372
                          --------   -------   -------   -------   -------   -------    --------
Total contractual cash
  obligations...........  $650,892   $44,476   $32,353   $24,458   $18,617   $14,712    $516,276
                          ========   =======   =======   =======   =======   =======    ========

MARKET RISK

     We are exposed to the market risk that is associated with changes in interest rates. To manage that risk, in March 2002, we entered into interest rate swaps to modify our exposure to interest rate movements and reduce borrowing costs. We entered into $100.0 million fixed-to-floating interest rate swaps, consisting of floating rate instruments benchmarked to LIBOR. We are exposed to potential losses in the event of nonperformance by the counterparties to the swap agreements.

CRITICAL ACCOUNTING ESTIMATES

     Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. U.S. GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within U.S. GAAP that management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note B to the consolidated financial statements incorporated by reference herein. We believe the following accounting policies are critical to understanding the results of operations and affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

     - Revenue Recognition: Revenues on the sale of orthotic and prosthetic devices and associated services to patients are recorded when the device is accepted by the patient. Revenues on the sale of orthotic and prosthetic devices to customers by our distribution segment are recorded upon the shipment of products, in accordance with the terms of the invoice. Deferred revenue represents deposits made prior to the final fitting and acceptance by the patient and unearned service contract revenue. Revenue is recorded at its net realizable value taking into consideration all governmental and contractual adjustments and discounts. Management regularly assesses the recoverability of the related amounts of receivable from the vendors that participate in the related cooperative advertising programs.

     - Inventories: Inventories, which consist principally of purchased parts and work in process, are stated at the lower of cost or market using the first-in, first-out (FIFO) method. We calculate cost of goods sold in accordance with the gross profit method. We base the estimates used in applying the gross profit method on the actual results of the most recently completed fiscal year and other factors affecting cost of goods sold during the current reporting periods. Estimated cost of goods sold during the period is adjusted when the annual physical inventory is taken. Management adjusts its reserve for inventory obsolescence whenever the facts and circumstances indicate that the carrying cost of certain inventory items are in excess of its market price.

     - Intangible Assets: Excess cost over net assets acquired represents the excess of purchase price over the value assigned to net identifiable assets of purchased businesses and is amortized using the straight-line method over 40 years. Non-compete agreements are recorded based on agreements entered into by us and are amortized over their estimated useful lives ranging from 5 to 7 years using the straight-line method. The remainder of the intangible assets are recorded at cost and are amortized over their estimated useful lives of up to 16 years using the straight-line method. Whenever the facts and circumstances indicate that the carrying amounts of these intangibles may not be recoverable, management reviews and assesses the future cash flows expected to be generated from the related intangible for possible impairment. Impairment is recognized by a charge to operating results and a reduction in the carrying value of the intangible asset.

NEW ACCOUNTING STANDARDS

     On June 29, 2001, the FASB unanimously approved its proposed Statements of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, and No. 142 (SFAS 142), Goodwill and Other Intangible Assets.

     SFAS 141 supercedes Accounting Principles Board (APB) Opinion No. 16, Business Combinations. The most significant changes made by SFAS 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain rather than being deferred and amortized. The adoption of SFAS 141 did not have a material impact on our financial statements as no acquisitions were made subsequent to June 30, 2001.

     SFAS 142 supercedes APB 17, Intangible Assets. SFAS 142 primarily addresses accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting). The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. SFAS 142 must be adopted at the beginning of a fiscal year. The most significant changes made by SFAS 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to 40 years.

     We adopted SFAS 142 effective January 1, 2002. Due to the application of the nonamortization provisions of SFAS 142, annual amortization in the amount of $12.8 million will no longer be recorded. In addition, we will reclassify an assembled workforce intangible asset with an unamortized balance of $4.8 million (along with a deferred tax liability of $2.0 million) to goodwill at the date of adoption.

     We will test goodwill for impairment using a two-step process prescribed in SFAS 142. The first step is to identify or screen for potential impairment, while the second step is to measure the amount of the impairment, if any. We expect to perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 in the first quarter of 2002. Any impairment charge resulting from these transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002. We are in the process of making the determinations as to what our reporting units are and what amounts of goodwill, intangible assets, other assets, and liabilities should be allocated to those reporting units. We have not yet determined what the effect of these tests, if any, will be on our earnings and financial position.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance on the accounting for the impairment or disposal of long-lived assets, and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of Disposal of Segment of a Business." SFAS No. 144 develops one accounting model (based on the model in SFAS No. 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. We do not expect SFAS No. 144 to have a material effect on our financial statements.

OTHER

     Inflation has not had a significant effect on our operations, as increased costs to us generally have been offset by increased prices of products sold.

                DESCRIPTION OF THE 10 3/8% SENIOR NOTES DUE 2009

     We issued the notes under an indenture among us, the subsidiary guarantors and Wilmington Trust Company, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The indenture for the outstanding notes will also govern the exchange notes. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and use our commercially reasonable efforts to complete the exchange offer of exchange notes for outstanding notes or file or cause to become effective a registration statement covering the resale of the outstanding notes.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement and references to the "notes" refers to both the outstanding notes and the exchange notes, unless specifically stated otherwise. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "-- Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture. In this Description of the Notes, "we," "us" and "our" refer only to Hanger Orthopedic Group, Inc. and not to any of its subsidiaries.

     The registered Holder of a note will be treated as its owner of for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE SUBSIDIARY GUARANTEES

  THE NOTES

     The notes are:

     - our general unsecured obligations;

     - senior in right of payment to all of our existing and any future subordinated Indebtedness, including the Senior Subordinated Notes;

     - pari passu in right of payment with all of our existing and any future unsecured subordinated Indebtedness that it not by its terms expressly subordinated to the notes;

     - effectively junior in right of payment to our existing and future secured Indebtedness, including up to $75.0 million under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness; and

     - guaranteed by all of our existing and future domestic subsidiaries.

  THE SUBSIDIARY GUARANTEES

     Each subsidiary guarantee of the notes is:

     - a senior unsecured obligation of each Subsidiary Guarantor;

     - senior in right of payment to all existing and any future subordinated Indebtedness, including the guarantees of the Senior Subordinated Notes, of that Subsidiary Guarantor;

     - pari passu in right of payment with all existing and any future Indebtedness of that Subsidiary Guarantor that is not by its terms expressly subordinated to the guarantee of the notes; and

     - effectively junior in right of payment to the existing and future secured Indebtedness of that Subsidiary Guarantor, including the guarantee of our Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

     As of the date of the indenture, all of our existing subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under "-- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     We initially issued $200.0 million in aggregate principal amount of outstanding notes. We may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described below. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2009.

     Interest on the notes accrues at the rate of 10 3/8% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2002. We will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

     Interest on the notes accrued from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium and liquidated damages under the registration rights agreement ("Liquidated Damages"), if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee acts as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

     The notes are guaranteed by each of our current and future Domestic Subsidiaries on a senior unsecured basis. These Subsidiary Guarantees are joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, after giving effect to all other obligations of that Subsidiary Guarantor including its guarantee of all obligations under the Credit Agreement. See "Risk Factors -- Risks Related to the Notes -- A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors."

     A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than us or another Subsidiary Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the indenture relating to Asset Sales.

     The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ours, if the sale or other disposition complies with the provisions of the indenture relating to Asset Sales;

          (2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ours, if the sale complies with the provisions of the indenture relating to Asset Sales; or

          (3) if we designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

     See "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     On or prior to February 15, 2005, we may on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of any Qualified Equity Offering of our common stock; provided that:

          (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

          (2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to February 15, 2006.

     On or after February 15, 2006, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2006........................................................    105.188%
2007........................................................    102.594%
2008 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Subject to compliance with the provisions of the third succeeding paragraph, within ten days following any Change of Control, we will mail a notice to the trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, we will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and the properties or assets of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

          (2) the fair market value, if greater than $2.0 million, is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officer's certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets.

     For purposes of this provision, each of the following will be deemed to be cash:

          (a) any liabilities of ours or any of our Restricted Subsidiaries, as shown on our or such Restricted Subsidiary's most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Restricted Subsidiary's Subsidiary Guarantee), that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability; and

          (b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by us or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

          (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business; or

          (3) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, we will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased as described below under "-- Selection and Notice." Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed or purchased at any time, the trustee will select notes for redemption or purchase as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of our Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us) or to the direct or indirect holders of our Equity Interests in their capacity as such (other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock) or to us);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any of our Equity Interests;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any of our or our Restricted Subsidiaries' Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next paragraph), is less than the sum, without duplication, of:

             (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of ours that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of ours), plus

             (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our or any of our Restricted Subsidiaries' Subordinated Indebtedness or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any of our Restricted Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of our Subordinated Indebtedness or Subordinated Indebtedness of any of our Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests held by any member of our (or any of our Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 in any twelve-month period; and

          (5) other Restricted Payments in an aggregate amount since the issue date not to exceed $10.0 million.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by our Board of Directors whose resolutions with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any of our Subsidiary Guarantors may incur Indebtedness, if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) our incurrence of additional Indebtedness and letters of credit under one or more Credit Facilities and Guarantees thereof by the Subsidiary Guarantors; provided that the aggregate principal amount of all Indebtedness of ours and our Restricted Subsidiaries incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) does not exceed an amount equal to $75.0 million less the aggregate amount of Asset Sale Proceeds applied by us and our Restricted Subsidiaries since the date of the indenture to repay Indebtedness thereunder or to permanently reduce the availability of revolving credit Indebtedness pursuant to the provisions described above under the heading "-- Repurchase at the Option of Holders -- Asset Sales;"

          (2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by us of Indebtedness represented by the notes to be issued on the date of the indenture (and the related Exchange Notes to be issued pursuant to the Registration Rights Agreement) and the incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees of those notes (and the related Exchange Notes);

          (4) the incurrence by us or any of our Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

          (5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4), (10) or (11) of this paragraph;

          (6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness owed to us or any of the Subsidiary Guarantors; provided, however, that:

             (a) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

             (b) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor's Subsidiary Guarantee; and

             (c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Subsidiary Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding in connection with the conduct of our respective businesses and not for speculative purposes);

          (8) the guarantee by us or any of the Subsidiary Guarantors of our Indebtedness or Indebtedness of one of our Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by our Unrestricted Subsidiaries of Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by a Subsidiary of ours that was not permitted by this clause (9);

          (10) unsecured Indebtedness of ours payable to one or more sellers of any Person acquired by us or any Restricted Subsidiary of ours, incurred in connection with such acquisition in compliance with the terms of the indenture, not to exceed $20.0 million in the aggregate at any one time outstanding and in each case subordinated in right of payment to the notes and the Subsidiary Guarantees; and

          (11) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $30.0 million (which amount may be incurred, in whole or in part, under any of the Credit Facilities); provided that no more than $10.0 million shall be incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant, we shall, in our sole discretion, at the time the proposed Indebtedness is incurred, (x) classify all or a portion of that item of Indebtedness on the date of its incurrence under either the first paragraph of this covenant or under any category of Permitted Debt, (y) reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this covenant and (z) elect to comply with this covenant and the applicable definitions in any order.

     We will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of ours and not subordinate or junior in right of payment to the notes; provided, however, that no Indebtedness of ours will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor and not subordinate or junior in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee; provided, however, that no Indebtedness of a Subsidiary Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured.

  LIENS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired or any proceeds therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any other of our Restricted Subsidiaries;

          (2) make any loans or advances to us or any other of our Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to us or any other of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements as in effect on the date of the indenture or subsequent agreements relating to our Indebtedness or Indebtedness of any Subsidiary Guarantor and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture, the notes and the Subsidiary Guarantees;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the "-- Liens" covenant that limit the right of the debtor to dispose of the assets subject to such Liens; and

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

  ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     We (a) will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any of our Restricted Subsidiaries to any Person (other than to us or another Restricted Subsidiary of ours), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary, and (ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales;" provided that this clause (a) shall not apply to any pledge of Capital Stock of any Restricted Subsidiary of ours securing Indebtedness under Credit Facilities, including the Credit Agreement, or any exercise of remedies in connection therewith, and (b) will not permit any Restricted Subsidiary of ours to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than us or another Restricted Subsidiary of ours.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets and the properties or assets of our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (a) either: (x) we are the surviving corporation; or (y) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

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          (b) the Person formed by or surviving any such consolidation or merger
     (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

          (c) immediately after such transaction no Default or Event of Default exists; and

          (d) we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

     The Person formed by or surviving any consolidation or merger (if other than us) will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture, but, in the case of a lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of and interest on the notes.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     Our Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the "-- Restricted Payments" covenant or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Our Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our or our Restricted Subsidiaries' respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

          (2) we deliver to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of our Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the

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        Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practice or the past practice of such Restricted Subsidiary;

          (2) transactions between or among us and/or our Restricted
     Subsidiaries;

          (3) transactions with a Person that is an Affiliate of ours solely because we own an Equity Interest in such Person;

          (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of ours;

          (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

          (6) Restricted Payments that are permitted by the "-- Restricted Payments" covenant;

          (7) any agreement (including any certificate of designations relating to Capital Stock) as in effect as of the date of the indenture or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the indenture; and

          (8) the payment of dividends on our Redeemable Preferred Stock in accordance with the terms of such preferred stock.

  ADDITIONAL SUBSIDIARY GUARANTEES

     If we or any of our Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will execute and deliver to the trustee a supplemental indenture providing for a Subsidiary Guarantee and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

  SALE AND LEASEBACK TRANSACTIONS

     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Subsidiary Guarantor may enter into a sale and leaseback transaction if:

          (1) we or that Subsidiary Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant and (b) incurred a Lien to secure such Indebtedness pursuant to the "-- Liens" covenant;

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by our Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the "-- Asset Sales" covenant.

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  BUSINESS ACTIVITIES

     We will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, we will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

     If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

     In addition, following the consummation of this exchange offer, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we and the Subsidiary Guarantors have agreed that, for so long as any outstanding notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "Event of Default."

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes;

          (3) failure by us or any of our Restricted Subsidiaries to comply with the "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Merger, Consolidation or Sale of Assets" covenants;

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          (4) failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the headings "-- Repurchase at the Option of Holders -- Asset Sales" or "-- Repurchase at the Option of Holders -- Change of Control;"

          (5) failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any other covenant or agreement in the indenture or the notes;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity;

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (7) failure by us or any of our Restricted Subsidiaries to pay final judgments (to the extent not covered by insurance) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

          (8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (9) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15,
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2006, by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of ours or of any Subsidiary Guarantor, as such, will have any liability for any obligations of ours or of the Subsidiary Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Subsidiary Guarantors' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has

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     been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (including, without limitation, the Credit Agreement, but excluding the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (6) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

          (3) make any change in the provisions of the indenture described above under the heading "-- Repurchase at the Option of Holders;"

          (4) reduce the rate of or change the time for payment of interest on any note;

          (5) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (6) make any note payable in money other than that stated in the notes;

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          (7) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

          (8) waive a redemption payment with respect to any note;

          (9) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (10) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of notes, we, the Subsidiary Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption by a successor corporation of our obligations under the indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

          (5) to make any change to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

     (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Subsidiary Guarantor is a party or by which we or any Subsidiary Guarantor is bound;

          (3) we have paid or caused to be paid all sums payable by us under the indenture; and

          (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money and/or non-callable Government Securities toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of ours or of any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or
(iii) resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this offering memorandum may obtain a copy of the indenture and registration rights agreement without charge by writing to us at the address set forth in "Where You Can Find More Information; Incorporation of Documents by Reference."

BOOK-ENTRY, DELIVERY AND FORM

     The notes were sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Notes may also were sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

     Rule 144A Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "144A Global Notes"). Regulation S Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the 144A Global Notes, the "Global Notes"). The Global Notes were deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"), in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including March 27, 2002, beneficial interests in the Regulation S Global Notes could be held only through the Euroclear System ("Euroclear") and Clearstream Banking S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See
"-- Exchanges Between Regulation S Notes and Rule 144A Notes."

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

     Rule 144A Notes (including beneficial interests in the Rule 144A Notes) are subject to certain restrictions on transfer and bear a restrictive legend. Regulation S Notes will also bear the legend. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and

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procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After March 27, 2002, investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

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     Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC,
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Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL Market(SM) and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in

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

     connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of us and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the "-- Asset Sales" covenant.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $1.0 million;

          (2) a transfer of assets or rights between or among us and our Restricted Subsidiaries or between or among our Restricted Subsidiaries;

          (3) the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets or rights in the ordinary course of business; and

          (4) a Restricted Payment or Permitted Investment that is permitted by the "Restricted Payments" covenant.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

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

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, any and all shares, including common stock and preferred stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture);

          (2) the approval by the holders of our Capital Stock of any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the provisions of the indenture);

          (3) any Person or Group shall be or become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by our issued and outstanding Capital Stock;

          (4) for so long as JP Morgan is an Affiliate of ours and the Senior Subordinated Notes remain outstanding, any Person or Group, other than JP Morgan, shall be or become the owner, directly or indirectly, beneficially or of record, of shares representing more than 25% of the aggregate ordinary voting power represented by our issued and outstanding Capital Stock; provided that JP Morgan then owns, directly or indirectly, beneficially or of record, a lesser percentage of such aggregate voting power;

          (5) the replacement of a majority of our Board of Directors over a two-year period from the directors who constituted our Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

          (6) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Lease Expense" means, with respect to any specified Person for any period, the aggregate rental obligations of the specified Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases of such properties, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of the specified Person and its Restricted Subsidiaries or in the notes thereto.

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

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

          (4) the cumulative effect of a change in accounting principles will be excluded.

     "Credit Agreement" means that certain Credit Agreement, dated as of the date of the indenture, by and among us, the Subsidiary Guarantors and BNP Paribas, as administrative agent, and the lenders party thereto, including any related notes, guarantees, security and collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors) from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant above.

     "Credit Facilities" means one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant above.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the "-- Restricted Payments" covenant.

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     "Domestic Subsidiary" means any Restricted Subsidiary of ours that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of ours.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of us and our Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or one of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based on the average daily balance of such Indebtedness during the four-quarter reference period and using the interest rate in effect at the end of such period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with

     Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

          (3) foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in currency values.

     "Holder" means a Person in whose name a note is registered.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

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

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of ours such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of ours, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the "-- Restricted Payments" covenant. The acquisition by us or any of our Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by us or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the "Restricted Payments" covenant.

     "JP Morgan" means J.P. Morgan Partners, LLC and its Affiliates.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

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

     "Non-recourse Debt" means Indebtedness:

          (1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of ours or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or the stock or assets of any of our Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the lines of business conducted by us and our Restricted Subsidiaries on the date of the indenture and the businesses reasonably related thereto within the healthcare services sector.

     "Permitted Investments" means:

          (1) any Investment in us or in one of our Restricted Subsidiaries;

          (2) any Investment in Cash Equivalents;

          (3) loans and advances to employees and officers of us and our Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

          (4) any Investment by us or any of our Restricted Subsidiaries in a Person, if as a result of such Investment:

             (a) such Person becomes one of our Restricted Subsidiaries; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or one of our Restricted Subsidiaries;

          (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales;"

          (6) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

          (7) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (8) Hedging Obligations; and

          (9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed $15.0 million.

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

     "Permitted Liens" means:

          (1) Liens securing Indebtedness under Credit Facilities, including the Credit Agreement, where such Indebtedness was permitted by the terms of the indenture to be incurred;

          (2) Liens in favor of us or the Subsidiary Guarantors;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Subsidiary of ours; providedthat such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by us or any of our Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant covering only the assets acquired with such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) pledges or deposits in the ordinary course of business to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation;

          (10) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with our business or assets or the business or assets of any of our Subsidiaries incurred in the ordinary course of business; and

          (11) Liens incurred by us or any Restricted Subsidiary of ours with respect to obligations that do not exceed $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of ours or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) except with respect to the Senior Subordinated Notes, if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by us or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Qualified Equity Offering" means any underwritten public or any private offering of our Capital Stock (excluding Disqualified Stock).

     "Replacement Assets" means any properties or assets used or useful in a Permitted Business.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Senior Debt" means:

          (1) all Indebtedness of ours or of any Subsidiary Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness of ours or of any Subsidiary Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by us;

          (2) any Indebtedness of ours to any of our Subsidiaries or other Affiliates (other than Credit Facilities under which an Affiliate is a lender);

          (3) any trade payables; or

          (4) the portion of any Indebtedness that is incurred in violation of the indenture.

     "Senior Subordinated Notes" means our 11 1/4% Senior Subordinated Notes due 2009.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Indebtedness" means any Indebtedness (whether outstanding on the Issue Date or thereafter incurred, including the Senior Subordinated Notes) that is subordinated or junior in right of payment to the notes pursuant to a written agreement, executed by the Person to whom such Indebtedness is owed, to that effect.

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

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Subsidiary Guarantee" means the Guarantee of the notes by each of the Subsidiary Guarantors pursuant to Article 10 of the indenture and in the form of the Guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional Guarantee of the notes to be executed by any Subsidiary of ours pursuant to the covenant described above under "-- Additional Subsidiary Guarantees."

     "Subsidiary Guarantors" means all of our current Domestic Subsidiaries and any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

     "Unrestricted Subsidiary" means any Subsidiary of ours (or any successor to any of them) that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such
Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of ours unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours;

          (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of ours or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of ours or any of our Restricted Subsidiaries.

     Any designation of a Subsidiary of ours as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the "-- Restricted Payments" covenant. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ours as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, we will be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by one of our Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Subsidiary executes and delivers to the trustee a supplemental indenture providing for a Subsidiary Guarantee.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

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

             DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

NEW CREDIT FACILITY

     The New Credit Facility was provided by a syndicate of banks and other financial institutions led by BNP Paribas, as administrative agent and lead arranger. The New Credit Facility is a senior secured revolving credit facility providing for loans of up to $75.0 million. The New Credit Facility will terminate five years after the date of initial funding.

     Interest Rate; Fees. All borrowings under the New Credit Facility bear interest, at our option, at a rate per annum equal to: (i) adjusted LIBOR plus 3.50%; or (ii) the Base Rate (as defined in the New Credit Facility) plus 2.50%, in each case subject to adjustments based on financial performance.

     In addition to paying interest on outstanding principal under the New Credit Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum.

     Guarantees; Security. Our obligations under the New Credit Facility are unconditionally and irrevocably guaranteed by each of our domestic (and, to the extent no adverse tax consequences would result, foreign) subsidiaries.

     In addition, the New Credit Facility is secured by first priority perfected security interests in: (i) all of the stock and other equity interests of each of the subsidiary guarantors; and (ii) all of our (and the subsidiary guarantors') tangible and intangible assets (including, without limitation, real estate, trademarks and patents).

     Repayment. All or any portion of the outstanding loans under the New Credit Facility may be prepaid at any time and commitments may be terminated in whole or in part at our option (in each case upon at least three business days' prior notice) without premium or penalty. The New Credit Facility is subject to various mandatory prepayments and commitment reductions.

     Certain Covenants. The New Credit Facility requires compliance with various financial covenants, including a minimum consolidated interest coverage ratio, minimum consolidated EBITDA, a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio. The New Credit Facility also contains a number of covenants that, among other things, restrict our ability and that of certain of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness (including the notes), pay certain restricted payments and dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures, enter into sale and leaseback transactions, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. The New Credit Facility also contains other usual and customary negative and affirmative covenants.

     Events of Default. The New Credit Facility contains events of default including, without limitation (subject to customary cure periods and materiality thresholds):

     - failure to make payments when due;

     - material inaccuracies of representations and warranties;

     - breach of covenants;

     - certain cross-defaults and cross-accelerations;

     - events of insolvency, bankruptcy or similar events;

     - certain judgments against us;

     - certain occurrences with respect to employee benefit plans;

     - failure of guarantees;

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

     - failure of certain liens and security documents; and

     - the occurrence of a change in control.

     If such a default occurs, the lenders under the New Credit Facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor, the acceleration of amounts due under the New Credit Facility and requiring that all such amounts be immediately paid in full.

11 1/4% SENIOR SUBORDINATED NOTES DUE 2009

     We issued $150.0 million principal amount of Senior Subordinated Notes in connection with the NovaCare O&P acquisition. The Senior Subordinated Notes are our unsecured obligations and are junior in right of payment to all of our senior debt. The Senior Subordinated Notes mature on June 15, 2009. Interest on the Senior Subordinated Notes accrues at the rate of 11 1/4% per annum and is payable semiannually in cash on each June 15 and December 15, to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date.

     Subordination. The payment of all obligations on the Senior Subordinated Notes is subordinated in right of payment to the prior payment in full in cash of all obligations on our Senior Debt (as defined in the indenture governing the Senior Subordinated Notes). Holders of Designated Senior Debt can prevent payments on the Senior Subordinated Notes in certain circumstances. The notes are Designated Senior Debt.

     Redemption. Except as described below, the Senior Subordinated Notes are not redeemable before June 15, 2004. Thereafter, we may redeem the Senior Subordinated Notes at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices, plus accrued and unpaid interest (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 15 of the year set forth below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2004........................................................    105.625%
2005........................................................    104.219%
2006........................................................    102.813%
2007........................................................    101.406%
2008 and thereafter.........................................    100.000%

     In addition, at any time, or from time to time, on or prior to June 15, 2002, we may, at our option, use the net cash proceeds of one or more public equity offerings to redeem up to 33% of the principal amount of the Senior Subordinated Notes issued under the Indenture at a redemption price of 111.25% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

          (1) at least 67% of the principal amount of Senior Subordinated Notes issued under the indenture related to the Senior Subordinated Notes remains outstanding immediately after any such redemption; and

          (2) we make such redemption not more than 30 days after the consummation of any such public equity offering.

     Change of Control. If we experience a change of control (as defined in the indenture relating to the Senior Subordinated Notes), each holder of the Senior Subordinated Notes has the right to require that we purchase all or a portion of such holder's Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     Covenants. The Senior Subordinated Notes contain, among other things, covenants limiting the incurrence of additional indebtedness, the payment of certain dividends and other restricted payments, certain sales of assets, the payment of dividends and certain other payments by certain subsidiaries, the issuance of capital stock by certain subsidiaries, the creation of certain liens, the incurrence of additional senior subordinated debt and certain transactions with affiliates, and other customary provisions.

     Events of Default. The following events would be an event of default under the Senior Subordinated Notes:

          (1) the failure to pay interest when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

          (2) the failure to pay the principal of or premium when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Senior Subordinated Notes tendered pursuant to a change of control or an asset sale offer) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

          (3) a default in the observance or performance of any other covenant or agreement contained in the indenture related to the Senior Subordinated Notes, which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the Senior Subordinated Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any indebtedness under the existing credit facility of us or any of our restricted subsidiaries, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by us or such restricted subsidiary of notice of any such acceleration) if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

          (5) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against us or any of our restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6) certain events of bankruptcy affecting us or any of our significant subsidiaries; or

          (7) any guarantee of a significant subsidiary ceases to be in full force and effect or any guarantee of a significant subsidiary is declared to be null and void and unenforceable or any guarantee of a significant subsidiary is found to be invalid or any guarantor that is a significant subsidiary denies its liability under its guarantee (other than by reason of release of such guarantor in accordance with the terms of the indenture).

     If an Event of Default (other than an Event of Default specified in clause
(6) above with respect to us) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding Senior Subordinated Notes may declare the principal of and accrued interest on all the Senior Subordinated Notes to be due and payable by notice in writing to us and the trustee specifying the respective Event of Default and that it is a notice of acceleration, and the same:

          (1) shall become immediately due and payable; or

          (2) if there are any amounts outstanding under the existing credit facility, shall become immediately due and payable upon the first to occur of an acceleration under the existing credit facility or five business days after receipt by us and the representative under the existing credit facility of such notice but only if such Event of Default is then continuing. If an Event of Default specified in

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

     clause (6) above with respect to us occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Senior Subordinated Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

SELLER NOTES

     In connection with some of our acquisitions, we have issued promissory notes to the sellers of the acquired businesses that cover a portion of the purchase price. As of December 31, 2001, approximately $19.4 million of these notes were outstanding, of which $11.9 million are expressly subordinated to our senior indebtedness (including these notes) and the Senior Subordinated Notes. The interest rates on the outstanding seller notes are fixed and range from 6.0% to 12.287%.

7% REDEEMABLE PREFERRED STOCK

     The description set forth below does not purport to be complete and is qualified in its entirety by reference to the certificate of designations setting forth the principal terms and conditions of our 7% Redeemable Preferred Stock, par value $0.01 per share, which we refer to in this prospectus as the "Redeemable Preferred Stock."

     We issued $60 million in aggregate liquidation preference of Redeemable Preferred Stock to an affiliate of J.P. Morgan Partners, LLC (an affiliate of J.P. Morgan Chase Bank) and Paribas North America (an affiliate of BNP Paribas) as part of the NovaCare O&P acquisition. The Redeemable Preferred Stock, which has a liquidation preference of $1,000 per share, is entitled to receive dividends at an annual rate of 7.0%, compounded quarterly, and such dividends, whether or not declared, accumulate and compound until declared and paid. The dividend rate will increase to 10.0% if certain events of non-compliance occur.

     Conversion. The Redeemable Preferred Stock is convertible at any time at the holder's option into shares of our non-voting common stock at a conversion price of $16.50 per share, subject to customary anti-dilution adjustment. The non-voting common stock will be convertible at the option of the holders upon the occurrence of certain events into shares of our voting common stock. In addition, we are entitled to convert the Redeemable Preferred Stock into non-voting common stock on and after July 2, 2002, if the average closing price of our common stock for 20 consecutive trading days is equal to or greater than 175% of the conversion price.

     Redemption. The Redeemable Preferred Stock, which is non-voting, is redeemable, in its entirety but not in part, at any time at a redemption price equal to the liquidation preference plus all accrued and unpaid dividends. The Redeemable Preferred Stock will be mandatorily redeemable on July 1, 2010 at a redemption price equal to the liquidation preference plus all accrued and unpaid dividends. If we experience a change of control, we must offer to redeem all the outstanding shares of Redeemable Preferred Stock at a redemption price equal to 101% of the sum of the per share liquidation preference thereof plus all accrued and unpaid dividends through the date of the change of control.

     Voting Rights. For so long as any shares of Redeemable Preferred Stock are outstanding, without first obtaining the affirmative written consent of a majority of the holders of the Redeemable Preferred Stock, we are not permitted to: (i) create or issue any shares of capital stock which is senior to or on a parity with the Redeemable Preferred Stock; (ii) alter the terms, designations, powers, preferences or the qualifications, limitations or restrictions of the Redeemable Preferred Stock; (iii) reclassify the shares of any class of capital stock of ours into shares of any other class or capital stock which is senior to or on a parity with the Redeemable Preferred Stock; (iv) amend, alter or repeal any of the provisions of the certificate of designations governing the Redeemable Preferred Stock, our certificate of incorporation or our bylaws if such amendment, alteration or repeal would have an adverse effect on the holders of the Redeemable Preferred Stock; and (v) agree to or permit any of our subsidiaries to agree to any provision in any agreement that would impose any restriction on our ability to honor the exercise of any of the rights of the holders of the Redeemable Preferred Stock, except for such restrictions contained in our existing
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credit facility and the Senior Subordinated Notes. In addition, without first obtaining the affirmative written consent of a majority of the holders of the Redeemable Preferred Stock, we may not (i) permit any subsidiary of ours to issue any capital stock to any person other than us or one of our direct or indirect wholly-owned subsidiaries; (ii) enter into certain affiliate transactions; (iii) incur any indebtedness which is not permitted by the terms of the indenture governing the Senior Subordinated Notes; (iv) merge, consolidate or amalgamate with any Person; (v) acquire or dispose of any business or assets in a transaction with an aggregate value in excess of $100.0 million; (vi) engage in any business other than our current business or businesses reasonably related thereto; and (vii) effect any liquidation of us or any of our subsidiaries.

     Events of Non-compliance. Upon the occurrence of an event of non-compliance, holders of the Redeemable Preferred Stock will have the right to elect two board members. The following events would constitute Events of Non-compliance:

     - failure to pay or set aside dividends;

     - breach of covenants;

     - material inaccuracies of representations and warranties;

     - events of insolvency, bankruptcy or similar events;

     - failure to redeem the Redeemable Preferred Stock when required; and

     - certain judgments against us.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in the exchange offer, where the exchange notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We reserve the right in our sole discretion to purchase or make offers for, or to offer exchange notes for, any outstanding notes that remain outstanding after the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on such a resale of the exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay certain expenses incident to our performance of or compliance with the exchange and registration rights agreement, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the outstanding notes against certain liabilities, including liabilities under the Securities Act.

     The initial purchasers have, directly and indirectly, from time to time provided certain investment banking and commercial banking and financial advisory services to us, our affiliates and other companies in our industry, for which they have received customary fees and commissions, and they expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. In addition, affiliates of the initial purchasers were participating lenders under our previously existing credit facility, and as such, received a portion of the proceeds from the initial sale of the notes that were used to repay amounts outstanding under that credit facility. See "Description of Other Indebtedness and Preferred Stock" and "Use of Proceeds."

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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     The following general discussion is a summary of certain United States federal income tax considerations relevant to the purchase, ownership and disposition of the notes by holders thereof, based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder ("Treasury Regulations"), rulings, pronouncements, judicial decisions, and administrative interpretations, all of which are subject to change (possibly on a retroactive basis) at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could affect adversely a holder of the notes. No assurances are provided that the Internal Revenue Service (the "IRS") will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

     The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, the summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities, insurance companies, financial institutions, thrifts, tax-exempt entities, persons who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment, investors in securities that elect to use a market-to-market method of accounting for their securities holdings, or investors in pass through entities. In addition, the summary is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

U.S. HOLDERS

     In general, the term "U.S. Holder" means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Taxation of Interest. Any interest earned on a note held by a U.S. Holder generally is required to be included in the holder's gross income and is taxable as ordinary income for federal income tax purposes at the time that the interest is paid or accrued, in accordance with the holder's regular method of tax accounting.

     Sale, Exchange or Disposition. In the case of a sale or exchange (including a redemption) of a note, the holder will recognize gain or loss equal to the difference, if any, between the proceeds received and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note generally will equal the amount the holder paid for the note increased by any accrued but unpaid interest that the holder previously included in income. The amount of any proceeds attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary income to the extent that the holder has not previously included the accrued interest in income.

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

     Any gain or loss recognized on the sale or exchange of the note will be treated as a capital gain or loss. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers are subject to a lower tax rate on their long-term capital gains than the rates applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses. Moreover, the recognition of capital gain by an individual could cause the individual to exceed certain income thresholds, which, in turn, could affect adversely the individual's ability to benefit from other provisions of the Code.

     Exchange Offer. A U.S. Holder should recognize no gain or loss on the exchange of the outstanding notes for exchange notes pursuant to the Exchange Offer. Consequently, (i) the holding period of the exchange note should include the holding period of the note exchanged therefor, and (ii) the adjusted tax basis of the exchange note should be the same as the adjusted tax basis of the note exchanged therefor immediately before the exchange.

     Redemptions. We intend to take the position that the likelihood of a redemption or repurchase by us in the event of a change of control is remote under applicable Treasury Regulations. We, therefore, do not intend to treat that likelihood as affecting the yield to maturity of the notes.

     We have an option to redeem the notes at any time on or after a certain date, and to redeem or repurchase all or a portion of the notes at certain times prior to the maturity date. Under the applicable Treasury Regulations, we will be deemed to have exercised that option if the exercise of that option would lower the yield of the notes. We believe that we will not be treated as having exercised that option under these regulations.

     Information Reporting and Backup Withholding. U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding at a rate up to 30% on payments of interest, principal, gross proceeds from disposition of notes, and premium, if any. Currently, the backup withholding rate is 30% for 2002-2003, 29% for 2004-2005, and 28% for 2006 and
thereafter. Backup withholding applies only if the U.S. Holder:

     - fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request for such information; or

     - furnishes an incorrect TIN; or

     - fails to report interest properly; or

     - fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding.

     Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

NON-U.S. HOLDERS

     The following summary is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. Holder (a "Non-U.S. Holder").

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

     Taxation of Interest. Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax if we or our paying agent receives certification to the effect that the holder is not:

     - an actual or constructive owner of 10% or more of the total voting power of all our voting stock; or

     - a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

     - a bank receiving interest described in Section 881 (c)(3)(A) of the Code; or

     - receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

     Such certification requires that the Non-U.S. Holder provide us or our paying agent with a properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form) under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder is a Non-U.S. Holder. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification requires that we or our paying agent receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to payments made through a qualified intermediary.

     A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

     If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if the Non-U.S. Holder is a corporation for U.S. federal income purposes, may be subject also to a 30% branch profits tax on the "dividend equivalent amount"). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

     Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

     Sale, Exchange or Disposition. Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

     - such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

     - the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

     - the Non-U.S. Holder is subject to tax under provisions of the Code applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

     Exchange Offer. A non-U.S. Holder should recognize no gain or loss on the exchange of the outstanding notes for exchange notes pursuant to the Exchange Offer. See above "Certain U.S. Federal Income Tax Considerations -- U.S. Holders -- Exchange Offer."

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

     Redemptions.  See above "Certain U.S. Federal Income Tax
Considerations -- U.S. Holders -- Redemptions."

     Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the Non-U.S. Holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of proceeds from the disposition of the notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

     THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE, AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

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                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for us by Foley & Lardner.

                                    EXPERTS

     The financial statements incorporated in this Form S-4 by reference to the Annual Report on Form 10-K of Hanger Orthopedic Group, Inc. for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
                             DOCUMENTS BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We are "incorporating by reference" the documents listed below that we have filed with the Securities and Exchange Commission, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below:

     - our Proxy Statement, dated April 30, 2002;

     - our Annual Report on Form 10-K for the year ended December 31, 2001;

     - our Current Report on Form 8-K dated February 15, 2001;

     - all documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the expiration of the exchange offer and thereafter so long as there may be resales by Chase Securities Inc. of notes, including resales of notes acquired by it pursuant to market-making activities.

     You may request a copy of those filings, at no cost, by writing or telephoning us at the following:

        Hanger Orthopedic Group, Inc.
        Two Bethesda Metro Center
        Suite 1200
        Bethesda, Maryland 20814
        Attention: Glenn M. Lohrmann
                   Secretary
          (301) 986-0701

     Information that we file later with the Securities and Exchange Commission and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

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                                  $200,000,000

                         (HANGER ORTHOPEDIC GROUP LOGO)

                         HANGER ORTHOPEDIC GROUP, INC.

                               OFFER TO EXCHANGE
                           10 3/8% SENIOR NOTES DUE 2009
                           THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                                FOR OUTSTANDING
                         10 3/8% SENIOR NOTES DUE 2009

                          ---------------------------
                                   PROSPECTUS
                                  MAY 10, 2002
                          ---------------------------